UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.____)

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KODIAK SCIENCES INC.

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Dear Kodiak Stockholders,

Since its founding in 2009, Kodiak Sciences Inc. (“Kodiak” or the “Company”) has developed a new technology platform for retinal medicines. It has progressed its lead investigational therapy, KSI-301, into six registrational clinical trials. The comprehensive clinical program targets high prevalence anti-VEGF dependent retinal diseases with studies designed as a package to support a broad product label, which we hope will include the key diseases and the longest dosing intervals. KSI-301 is being developed as a first line therapy for use in any patient who may benefit from anti-VEGF therapy.

At the same time, Kodiak is investing in commercial scale manufacturing with a capacity goal to supply 100% of today’s branded anti-VEGF market. We hope to be able to provide a pre-filled syringe early in commercialization, with a stretch goal of having this available at launch. Combining these ambitious clinical and manufacturing efforts sets the stage for early market share capture when and if KSI-301 is approved.

In addition, Kodiak is investing in its pipeline. The Company is progressing its Antibody Biopolymer Conjugate (or ABC) Platform towards suboptimal anti-VEGF responder patients, a group as large as 30% of treated patients, with its bispecific conjugate KSI-501. And beyond today’s anti-VEGF market, Kodiak’s new triplet medicines are being designed on its ABC Platform in an effort to bring new capabilities to treat the retina in the even higher prevalence diseases of dry AMD and glaucoma.

Notably, up to this point, Kodiak has retained all global rights to make, use and sell its products, preserving future value and allowing for agile decision-making.

While engaged in these research and development efforts, the Company has also demonstrated a disciplined and creative approach to building and financing the company. Kodiak’s Initial Public Offering (IPO) was completed in 2018 at a price of $10.00 per share. And since IPO, Kodiak’s Total Shareholder Return (TSR) is over 770%, outpacing the Russell 2000 Index’s TSR of 34% over the same period. During this time, the Company completed two secondary offerings and a capped royalty transaction so Kodiak today is well capitalized with more than $880 million in cash as of June 30, 2021.

Following from these efforts, we believe Kodiak has the potential to become a significant incumbent retinal development and commercialization franchise on a global basis.

Innovative medicines development is challenging and, if successful, Kodiak can achieve its societal mission to prevent and treat the leading causes of blindness in the developed world while at the same time generating significant stockholder value. There are a number of public biotech companies with market capitalization values in the $4.5 billion range of Kodiak today. But there are few with market capitalizations over $25 billion.

At the direction of the Board, the Compensation Committee worked with outside consultants and management over the past year to design a performance-based compensation framework to better align the incentives of employees and stockholders. We are bringing key components of this framework forward to stockholders for approval at this time to ensure that stockholders support our approach.

Kodiak is seeking stockholder approval for a long-term performance incentive plan, or LTPIP, to help align management incentives to significant value creation. The plan covers the next seven years and is open to a significant number of our existing employees – not just senior management.  Employees can “opt-in” to the plan by agreeing to forego up to 75% of their annual equity incentive compensation for the next seven years via a one-time election. Shares can be earned based on significant stock price appreciation over the seven-year performance period, with the possibility to earn up to 35% of the award based on achieving substantive operational goals. Earned awards begin vesting once earned and vest through the remainder of the seven-year period in equal monthly increments, ensuring a true long-term incentive program.

The maximum number of options available to each employee under the long-term performance incentive plan was determined by a detailed analysis that took into account the number of options that we estimated would have been granted to the employee over the seven-year period covered by the performance plan, based on our historical option grant guidelines and methodology (generally, value is targeted at the 60th percentile of our peer group), and assuming our stock price appreciated to $800 per share over that same seven-year period with straight line appreciation – and then multiplying this number of options by three. Some of these options can be earned based on operational milestones, but for the employee to realize significant outperformance under this plan significant share price appreciation is required.

Options are earned based on stock price appreciation between $200 and $800 per share (a projected market capitalization range of approximately $12 to $50 billion). The LTPIP is designed with a “break-even” point of approximately $400 per share, meaning that unless Kodiak stock maintains a price at or above $400 per share for ninety consecutive trading days, it is estimated that participating employees would do worse financially by participating in the LTPIP than they would have done under the existing equity plan with the more or less average awards peer companies provide their management teams. A $400 per share price corresponds to an implied market capitalization of about $25 billion. In so doing, we believe that the plan provides strong incentives to participating employees to drive stockholder value.

Under the LTPIP, up to 35% of the options can be earned through the achievement of operational milestones to the extent that number of options has not yet been earned through stock appreciation. This LTPIP feature ties performance to receipt of U.S. Food and Drug Administration approval for KSI-301 in the three major anti-VEGF indications (wet AMD, DME, and RVO) and generating sales of at least $2.5 billion in a fiscal year.

We believe the key design elements of the LTPIP strongly align Kodiak management to ambitious near-, medium- and long-term value creation for the benefit of patients and stockholders. We ask that you please take time to review the proposal in more detail as described in the accompanying proxy statement.

Kodiak stockholders of record as of the September 1, 2021 Record Date will be entitled to vote. In order to approve the LTPIP, the Board is requiring that, in addition to the vote required under Kodiak’s bylaws (a majority of the shares present and entitled to vote), we receive the affirmative majority of the votes cast, excluding votes cast by any participant in the Plan, including Dr. Perlroth, who beneficially owns 6,179,847 of our outstanding shares (4,062,038 of which are entitled to vote), as of August 1, 2021.

We recommend that you vote FOR the proposed Kodiak Sciences Inc. 2021 Long-Term Performance Incentive Plan.

Sincerely,

Felix Baker, Ph.D. (Chair of the Compensation Committee)

Charles Bancroft (Member of the Compensation Committee)

Robert Profusek (Lead Independent Director and Member of the Compensation Committee)

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On October 13, 2021

Dear Kodiak Stockholders:

You are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) of Kodiak Sciences Inc., a Delaware corporation (the “Company” or “Kodiak”), which will be held virtually via live webcast on, October 13, 2021 at 10:00 a.m. Pacific Daylight Time.

The only purpose of the meeting will be to consider and vote on a proposal to approve the Kodiak Sciences Inc. 2021 Long-Term Performance Incentive Plan (the “LTPIP”) to help align management incentives to significant value creation, as more fully described in the accompanying proxy statement.

The Board of Directors of Kodiak (the “Board”), with our Cofounder, Chairman and Chief Executive Officer Victor Perlroth, M.D., recusing himself, determined that the LTPIP is in the best interests of Kodiak and its stockholders, and approved the LTPIP. The Board also resolved to recommend that Kodiak stockholders vote for the approval of the LTPIP.

The Board recommends that Kodiak stockholders vote FOR the Kodiak 2021 Long-Term Performance Incentive Plan.

Kodiak will transact no other business at the Special Meeting except such business as may properly be brought before the Special Meeting or any adjournment or postponement thereof.

Pursuant to Kodiak’s amended and restated bylaws, approval of the LTPIP requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the Special Meeting and entitled to vote on the proposal.

In addition, while not required under our amended and restated bylaws or the rules of The Nasdaq Stock Market LLC, pursuant to resolutions of the Board, approval of the LTPIP requires the affirmative vote of a majority of the votes cast, excluding votes cast by any participant in the Plan, including Dr. Perlroth.

The Board fixed the close of business on September 1, 2021 as the record date for the meeting. Only stockholders of record of our common stock on September 1, 2021 are entitled to notice of and to vote at the meeting. Further information regarding voting rights and the matters to be voted upon is presented in our proxy statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting
to Be Held on October 13, 2021 at 10:00 a.m., Pacific Time via live webcast at
https://www.proxydocs.com/KOD.

The proxy statement and annual report to stockholders are available at www.proxydocs.com/KOD.

The Special Meeting will be a completely virtual meeting. There will be no physical meeting location. The meeting will only be conducted via live webcast. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of October 11, 2021 at 12:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the Special Meeting virtually, you may submit an electronic ballot during the meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend via webcast the Special Meeting, we encourage you to read the proxy statement and vote as soon as possible.

We appreciate your continued support of Kodiak Sciences Inc. and look forward to you joining our meeting or receiving your proxy.

By Order of the Board of Directors,

/s/ VICTOR PERLROTH

Victor Perlroth, M.D.

Cofounder, Chief Executive Officer and Chairman of the Board

Palo Alto, California

September 13, 2021

TABLE OF CONTENTS

KODIAK SCIENCES INC.
1200 Page Mill Road
Palo Alto, CA 94304

PROXY STATEMENT
FOR SPECIAL MEETING OF STOCKHOLDERS
to be held on October 13, 2021 at 10:00 a.m. Pacific Daylight Time

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at a special meeting of stockholders (the “Special Meeting”) to be held on October 13, 2021 and any postponements, adjournments or continuations thereof. The Special Meeting will be held virtually via webcast on October 13, 2021 at 10:00 a.m. Pacific Daylight Time. On or about September 13, 2021, we intend to mail these proxy materials to all stockholders of record entitled to vote at the Special Meeting.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this proxy statement that are not historical facts are hereby identified as forward-looking statements for the purpose of the safe harbor provided by Section 21E of the Exchange Act, and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to Kodiak’s technology platform, lead investigational therapy and related clinical program, plans for commercial scale manufacturing and pipeline, as well as possible future market prices and market capitalization levels for Kodiak common stock, compensation achievable under the LTPIP and comparisons to typical equity grants, wherever they occur in this proxy statement, are necessarily estimates reflecting the best judgment of the management of Kodiak and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement.

Words such as estimate, project, plan, intend, hope, expect, estimate, anticipate, believe, would, should, could and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include those set forth in Kodiak’s filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021.

Kodiak undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. In the event that Kodiak does update any forward-looking statement, no inference should be made that Kodiak will make additional updates with respect to that statement, related matters or any other forward-looking statements.

APPROVAL OF THE KODIAK SCIENCES INC.

2021 LONG-TERM PERFORMANCE INCENTIVE PLAN (LTPIP)

Executive Summary

At the Special Meeting, stockholders will be asked to approve the LTPIP. The LTPIP was approved by the Board, subject to approval by our stockholders at the Special Meeting, as part of a broader long-term performance incentive program that was approved by the Board upon the recommendation of its Compensation Committee (the “Compensation Committee”). The following description of the LTPIP is a summary only and is qualified in its entirety by the full text of the LTPIP, which is attached to this proxy statement as Appendix 1.

The Board’s and the Compensation Committee’s primary objective in designing the LTPIP and the broader long-term performance incentive program is to help the Company continue to grow and achieve its mission, which would facilitate the creation of significant stockholder value. The LTPIP and the broader long-term performance incentive program are designed to align employee incentives with the Company’s mission and its potential for tremendous value creation.

The Compensation Committee engaged various advisors to assist in designing, modeling, and drafting the LTPIP and the broader long-term performance incentive program. There are three main reasons why the Board recommends that stockholders approve the LTPIP. Specifically, the Board believes that the LTPIP:

1.	Strengthens management’s incentives and further aligns their interests with those of the Company’s stockholders.

2.	Aids in ensuring management’s continued leadership of the Company and innovation over the long-term.

3.	Aids in ensuring management’s dedication to the Company’s strategic and financial objectives.

Under the LTPIP, options are earned based on stock price appreciation between $200 per share and $800 per share, based on predefined pay for performance criteria. The criteria are designed with a “break-even” point of approximately $400 per share, meaning that unless Kodiak’s stock price gets above $400 per share and stays there for a 90 consecutive trading day period, we estimate that participating employees would do worse financially by participating in the long-term performance incentive plan, than they would have done had the Board instead continued to provide annual equity grants targeting more or less the average rewards peer companies give their management. A $400 per share price for Kodiak corresponds roughly to a $25 billion market capitalization as shown in the illustrative table below. The table below only takes into account estimated dilution as a result of potential exercises from the existing employee equity pool, and assumes that employees do not exercise any stock options in LTPIP until the end of the seven-year performance period.

Under the LTPIP, a maximum of 35% of the options can also be earned by achieving operational milestones, to the extent that amount has not yet been earned through stock price appreciation alone.

The inclusion of operational milestones: (i) focuses employees on the key operational deliverables in front of the Company today, (ii) is responsive to what we believe our key stockholders desire in a ‘pay for performance’ incentive plan, and (iii) supports the long-term performance incentive plan in the event the stock price fails to reflect strong progress on execution. Further, the design is such that if the stock price is appreciating, then the operational milestones are expected to be superseded by the stock price milestones.

We believe the long-term performance incentive plan and its performance-based goals are very ambitious and difficult to achieve. By remembering where we came from and where we want to go, and by establishing a new and thoughtful pay-for-performance plan, we believe we can deliver on our mission while also generating tremendous stockholder value.

Background; LTPIP and Broader Long-Term Performance Incentive Program

The LTPIP and the broader long-term performance incentive program were designed for senior managers who believe in Kodiak’s potential to meaningfully impact patient outcomes and want to be part of the Kodiak journey for the long-term benefit of patients and stockholders.

Kodiak NEOs and eligible employees were provided a one-time opportunity to “opt-in” or “buy-in” to the program, via a one-time election, and, if they so elect, agree to forgo up to 75% of their annual equity incentive awards for the next seven years, and instead receive a one-time grant of performance-based stock options that can potentially provide three times more value than the forgone annual equity incentive compensation. For our NEOs and other members of senior management at or above grade level 10, these performance-based stock options would be granted under the LTPIP that is being presented to our stockholders for approval at the Special Meeting. Performance-based stock options granted to eligible employees below grade level 10 under the broader long-term performance incentive program would be granted from the existing share reserve under the Kodiak Sciences Inc. 2018 Equity Incentive Plan (the “2018 Plan”) and not pursuant to the LTPIP. However, the awards to be granted under the 2018 Plan are contingent on approval of the LTPIP by the Company’s stockholders. To the extent that the LTPIP is not approved by the Company’s stockholders, the performance-based stock options to be granted under the 2018 Plan would be forfeited and each applicable employee would receive 100% of his or her annual long-term incentive award for fiscal year 2021.

Eligible employees included first-line entry level managers up through Kodiak NEOs, with approximately 75% of Kodiak employees being eligible to participate based on their compensation grade level at the time of the August 12, 2021 grant. Of the eligible employees, approximately 90% chose to forgo at least 25% of their annual equity incentive award compensation in favor of receiving a performance-based stock option under the LTPIP or 2018 Plan, as applicable. Senior leadership, representing Senior Vice Presidents and above, all elected to opt-in to the program and agreed to forgo at least 50% of their annual equity incentive awards for the next seven years.

In designing the LTPIP and the broader long-term performance incentive program in consultation with its advisors, members of the Compensation Committee, all of whom are independent directors, discussed various considerations that were involved in deciding to recommend the program, including:

1.	The desire to incentivize and motivate employees of the Company to continue to create significant stockholder value;

2.	How to structure awards to management and other eligible employees in a way that would further align their interests with other Kodiak stockholders; and

3.	What performance milestones should be used in an award of stock options.

The Board adopted the LTPIP in order to augment Kodiak’s current executive compensation program and to further incentivize Kodiak NEOs and other eligible Kodiak employees to contribute maximum effort toward supporting the Company’s long-term transformational performance and growth. The Company’s current executive compensation program provides Kodiak NEOs and other eligible Kodiak employees with equity awards that vest based solely on the passage of time, or that vest based on the achievement of relatively near-term performance goals. The LTPIP is designed to be a long-term, pay-for-performance, incentive plan that will further align the interests of management and other eligible employees with the creation of substantial long-term value for the Company’s stockholders.

Summary of the LTPIP

Overview

Below is an overview of the LTPIP, which is intended as a summary only and is qualified in its entirety by the full text of the LTPIP attached to this proxy statement as Appendix 1.

Plan Terms	Details
Eligible Employees	Employees at Grade Level 10 and above who elect to participate in the Plan and agree to forgo a portion of their annual long-term incentive awards over the seven-year performance period
Authorized Shares	5,502,334 Shares
Award Type	Nonstatutory stock options
Exercise Price	$88.21, which is the fair market value per share of Company common stock as of August 12, 2021, the date of approval by the Compensation Committee and the Board
Term of Award	10 years
Performance Period	The performance period will commence on the date of grant and end on August 11, 2028, subject to extension for up to an additional 90 trading days under certain circumstances.
Award Vesting / Milestones

Shares underlying options granted under the LTPIP are earned based on the achievement of the performance-based requirement and/or certain operational milestones, as described below; after being earned, the shares then generally vest based on continued service with the Company following the date earned and through the end of the seven-year performance period.

Performance-Based Requirement

a.    7 tranches of stock price goals, as indicated in the table below

b.    First tranche requirement is for the Company’s common stock price per share to meet or exceed $200; each tranche thereafter requires the stock price to increase by $100, up to $800 for the last tranche

c.    A percentage of the shares underlying the option will be earned based on the stock price meeting or exceeding the corresponding stock price goal for a period of 90 consecutive trading days, as follows:

	Option Tranche	Stock Price Goal	Tranche Earning Percentage	Cumulative Earning Percentage
	Tranche 1	$200	7.5%	7.5%
	Tranche 2	$300	12.5%	20%
	Tranche 3	$400	25.0%	45%
	Tranche 4	$500	25.0%	70%
	Tranche 5	$600	20.0%	90%
	Tranche 6	$700	5.0%	95%
	Tranche 7	$800	5.0%	100%

Service-Based Requirement

a.    Shares earned under each of the 7 tranches will then vest in substantially equal monthly installments over the period of time remaining in the seven-year performance period, on the first day of each complete calendar month following the date on which the applicable stock price goal was attained

Operational Milestones

a.    A percentage of the shares underlying the option also may be earned based on attainment of certain operational milestones.

•     Three of the operational milestones require approval by the U.S. Food and Drug Administration of a Biologics License Application in respect of a first, second, and third major indication (RVO, DME and/or wAMD).

•     An additional operational milestone requires the Company to generate sales of at least $2.5 billion in a completed fiscal year.

The maximum percentage of shares that can be earned based on the attainment of the operational milestones is as follows:

	Operational Milestone	Operational Milestone Earning Percentage
	First BLA Approval	15%
	Second BLA Approval	5%
	Third BLA Approval	5%
	Sales > $2.5 billion in a Fiscal Year	10%

b.    Shares earned upon achievement of an operational milestone then vest in substantially equal monthly installments over the period of time remaining in the seven-year performance period, on the first day of each complete calendar month following the date on which the applicable milestone was achieved

c.    The shares earned upon attainment of an operational milestone is inclusive of, and not in addition to, any portion of the shares that are earned based on attainment of the performance-based requirement

Employment Requirement for Continued Vesting	Except in the case of retirement, vesting eligibility is contingent upon continued employment through each applicable vesting date
Termination of Employment

a.    For Cause or upon Voluntary Resignation (other than for Good Reason): No acceleration of vesting; i.e. unearned and unvested portion of award terminates and is forfeited without consideration

b.    Without Cause or for Good Reason: Acceleration of vesting as to a pro-rata portion of the Option that has been earned as of the date of termination, based on a fraction, the numerator of which is the number of completed months of employment with the Company between the grant date and the date of such termination, and the denominator of which is eighty four (84)

c.    Retirement: Earned but unvested portion of the award continues to vest according to the service-based requirement

d.    Death or Severe Disability: Acceleration of vesting

Change in Control

Achievement of performance-based requirement is determined based on the per share consideration received by the Company’s stockholders in any change in control transaction meeting or exceeding the applicable corresponding stock price goal, with pro-rata vesting between stock price goals based on linear interpolation

Up to 35% of the shares underlying the option subject to the operational milestones remains eligible to be earned.

Material Terms of the LTPIP

Eligible Employees

Eligible employees include employees at Grade Level 10 and above who elect to participate in the LTPIP and agree to forgo a portion of each annual long term incentive award that may be granted to the employee during the seven-year performance period under the LTPIP.

Employees below Grade Level 10 who agree to forgo a portion of each annual long term incentive award that may be granted during the LTPIP’s seven-year performance period are eligible to receive awards granted under the 2018 Plan with terms and conditions substantially similar to the awards granted under the LTPIP.

As of August 12, 2021, there were 13 employees who were eligible to participate in the LTPIP, and 49 additional employees who were eligible to participate in the broader long-term performance incentive program and receive similar performance-based options under the 2018 Plan.

In addition, newly-hired employees will be eligible to receive awards under the 2018 Plan containing terms and conditions substantially similar to the awards granted under the LTPIP. Awards granted to new hires will be pro-rated based on (1) the remaining portion of the seven-year performance period as of the date of grant and (2) the performance-based milestones and operational milestones that have not yet been achieved as of such date.

Authorized Shares

We have reserved a total of 5,502,334 shares of our common stock for issuance pursuant to the LTPIP. The shares may be authorized, but unissued, or reacquired shares of common stock.

Exercising an award in any manner will decrease the number of shares thereafter available, both for purposes of the LTPIP and for sale under the award, by the number of shares as to which the award is exercised. The expiration of all or a portion of an award, without exercise, will also decrease the number of shares thereafter available under the LTPIP, by the number of shares underlying the portion of the award that expired.

Award Type

Each award granted under the LTPIP will be a nonstatutory stock option.

Exercise Price

The per share exercise price of each award granted under the LTPIP will be equal to the fair market value per share of Company common stock on the date of the grant.

As of August 12, 2021, the price per share of Company common stock was $88.21.

Award Vesting/Milestones

Shares underlying options granted under the LTPIP will be earned, vest and become exercisable based on the attainment of a performance-based requirement and service-based requirement. Awards may also be earned based on the attainment of certain operational milestones.

The performance-based requirement consists of seven tranches of stock price goals. The first tranche requires the Company common stock price per share to meet or exceed $200, with each tranche thereafter requiring a $100 incremental increase up to $800 for the last tranche. A percentage of the shares underlying the option will be earned based on the stock price meeting or exceeding the corresponding stock price goal for a period of 90 consecutive trading days during the seven-year performance period.

Up to 35% of the shares underlying an option may also be earned based on the Company’s achievement of certain operational milestones during the seven-year performance period. A participant may earn up to 25% of their award based on approval by the U.S. Food and Drug Administration of a Biologics License Application in respect of a first, second, and third major indication (RVO, DME and/or wAMD). A participant may earn up to ten percent of his or her award based on attainment of sales of at least $2.5 billion in a completed fiscal year.

The portion of the award that may be earned based on attainment of an operational milestone is inclusive of, and not in addition to, any portion of the award that may be earned based on the attainment of the performance-based requirement. Therefore, to the extent a portion of the award is earned based on the attainment of an operational milestone, the subsequent tranche(s) of the award that is eligible to be earned based on the performance-based requirement will be reduced by the excess, if any, of the number of shares earned over the cumulative earning percentage provided for in the performance-based requirement.

Shares earned based on attainment of the performance-based requirement, or upon achieving an operational milestone, are subject to additional time-based vesting and will vest in substantially equal monthly installments over the period of time remaining in the seven-year performance period, on the first day of each complete calendar month following the date on which the applicable stock price goal, or operational milestone, was attained.

Termination of Employment

Subject to certain exceptions as described below, awards granted under the LTPIP vest only if the participant is employed with the Company through each applicable vesting date.

If the participant’s employment is terminated by us for cause, or the participant voluntarily resigns (without good reason), the participant’s unvested portion of the award immediately terminates and is forfeited without consideration. If the participant’s employment is terminated by us without cause, or by the participant with good reason, subject to the participant’s timely execution and delivery of a release and waiver of claims agreement, a pro-rata portion of the participant’s award that has been earned as of the date of termination, based on a fraction the numerator of which is the number of completed months of employment with the Company between the grant date and the date of such termination and the denominator of which is 84, will immediately vest and become exercisable effective as of the date the release becomes effective. If participant’s employment is terminated due to the participant’s retirement, the portion of the participant’s award that has been earned as of the date of such termination will continue to vest in accordance with the service-based requirement as if such termination had not occurred. If the participant’s employment is terminated due to the participant’s death or severe disability, the portion of the award that has been earned as of the date of such termination will immediately vest and become exercisable as of the date of such termination.

Term of Award / Post-Termination of Employment Exercise Period

The term of the award is ten years from the date of the grant, unless the participant’s employment terminates prior to that date. After the termination of service of a participant due to the participant’s death, or if the participant dies within three months following termination of their employment, the participant’s estate, or a person who acquired the right to exercise the option by bequest or inheritance, may exercise the option within nine months following the date of death or, if earlier, the date the participant’s employment terminated. After the termination of service of a participant as a result of the participant’s severe disability, the option will remain exercisable for six months following the date of termination. After termination of service of a participant due to the participant’s retirement, the option may be exercised any time prior to the first anniversary of the end of the seven-year performance period. In all other cases, the option will remain exercisable for three months following the date of termination. An option may not be exercised later than the expiration of its term.

Change in Control

The LTPIP provides that in the event of a merger or change in control, as defined under the LTPIP’s Stock Option Agreement, each outstanding award will be earned as to an applicable percentage of the award based on the per share consideration received by the Company’s stockholders in such change in control transaction meeting or exceeding the corresponding stock price goal, in accordance with the performance-based vesting requirement, with pro-rata vesting between stock price goals. To the extent less than 35% of the award has vested upon a change in control based on the performance-based requirement, then the award remains eligible to be earned based on the attainment of the operational milestones. The earned award then vests and becomes exercisable in accordance with the service-based requirement; provided, however, that, subject to the participant’s timely execution and delivery of a release and waiver of claims agreement, if (1) on the date 24 months immediately following a change in control, the participant is providing services to the acquiring company as either an employee or a consultant or (2) within 24 months following a change in control, the participant’s employment is terminated without cause, or by the participant for good reason, then in either case, 100% of the portion of the award that has been earned but remains unvested based on the service-based requirement will vest and become exercisable in full, effective as of the date the release becomes effective.

In addition, in the event that a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest and the participant will have the right to exercise the portion of the award that has been earned as of the date of such change in control. If an award is not assumed or substituted, the administrator will notify the participant in writing or electronically that such award will be exercisable for a period of time determined by the administrator in its sole discretion and the award will terminate upon the expiration of such period.

Exercise Methods/Requirements

The Administrator will determine the methods of payment of the exercise price of an award, which may include, cash, check, consideration received by the Company under a formal cashless exercise program, or, if the participant is a U.S. employee, surrender of other shares which have a fair market value on the date of surrender equal to the aggregate exercise price of the shares for which the award is exercised.

Other Details Regarding the LTPIP

Plan Administration

Our Board and Compensation Committee have full but non-exclusive authority to administer the LTPIP. In addition, if desirable, we may structure transactions under the LTPIP to be exempt under Rule 16b-3 of the Exchange Act. Subject to the provisions of the LTPIP, the administrator has the power to administer the LTPIP and make all determinations deemed necessary or advisable for administering the LTPIP, including, but not limited to, the power to:

•	interpret the terms of the LTPIP and awards granted under it;
•	select the eligible employees who receive awards;
•	approve the forms of award agreements for use under the LTPIP;
•

determine the terms of awards, including the exercise price, the number of shares subject to an award, the exercisability of awards, any vesting acceleration or waiver of forfeiture restrictions, and the form of consideration, if any, payable upon exercise;

•	modify or amend existing awards;
•	authorize any person to execute on behalf of the Company any instrument required to effect awards granted under the LTPIP; and,
•	make all other determinations necessary or advisable for administering the LTPIP.

The administrator’s decisions, interpretations, and other actions will be final and binding on all participants.

Certain Adjustments

In the event of any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting our shares, in order to prevent diminution or enlargement of the benefits or potential benefits available under the LTPIP, the administrator will adjust the number and class of shares that may be delivered under the LTPIP or the number, class and price of shares covered by each outstanding award, and any numerical share limits set forth in the LTPIP.

Liquidation or Dissolution

In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards that have not been previously exercised will terminate immediately prior to the consummation of such proposed transaction.

Amendment or Termination

The administrator will have the authority to amend, suspend or terminate the LTPIP provided such action does not impair the existing rights of any participant. The LTPIP automatically will terminate in 2031, unless we terminate it sooner.

Tax Withholding

The administrator in its sole discretion may permit a participant to satisfy tax withholding obligations relating to awards granted under the LTPIP by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or shares having a fair market value equal to the maximum statutory amount required to be withheld, or (iii) delivering to the Company already-owned shares having a fair market value equal to the maximum statutory amount required to be withheld.

New Plan Benefits

Name and Position	Number of Shares Underlying Options	Preliminary Aggregate Fair Value Estimate of Options(1)	Election %
Victor Perlroth, M.D
Chief Executive Officer and Chairman of the Board	2,177,334	$76,891,850	75%

John A. Borgeson
Senior Vice President and Chief Financial Officer	500,000	17,657,339	50%

Jason Ehrlich, M.D., Ph.D.
Chief Medical Officer and Chief Development Officer	500,000	17,657,339	50%

Named Executive Officers as a group	3,177,334
Employees Grade Level 10 and up to Executive Officers	2,325,000
All participants under LTPIP	5,502,334
Employees below Grade Level 10 under 2018 Plan (2)	1,970,625

(1)

Pursuant to FASB Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), the grant date fair value determines the compensation expense for equity awards to be recognized over the required service period. The grant date for accounting purposes will be on the date that the LTPIP is approved by our stockholders. The grant date fair value cannot be calculated until such date.

For illustrative purposes, the preliminary aggregate fair value estimate has been calculated in accordance with ASC Topic 718 assuming the grant date for accounting purposes to be on the date that the LTPIP was approved by the Board. The assumptions as of the date of grant by the Board used in the Monte Carlo option pricing model to calculate the preliminary estimate of the options are set forth below:

Risk-free interest rate	1.36%
Expected volatility	60.66%
Dividend yield	0.00%

The risk-free interest rate is based on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the ten-year contractual term of the options.

The expected term assumes that the exercise will occur at the midpoint between the date the stock options vest and the end of the full ten-year contractual term.

The expected volatility is derived from the historical volatility of our common stock and supplemented by the average historical volatility of the common stock of a peer group of publicly traded companies to determine a single volatility over a period equivalent to the ten-year contractual term of the options.

The dividend yield is 0.00% because we do not currently issue dividends.

These assumptions may not be representative of the assumptions that would apply at the time the LTPIP is approved by stockholders and calculated under ASC Topic 718. An increase in the assumptions for stock price, expected volatility and/or risk-free interest rate (assuming all other assumptions remain constant) will generally result in a higher value than the preliminary aggregate fair value estimate of the options reported in this table. A decrease in the assumed values for stock price, expected term, expected volatility and/or risk-free interest rate (assuming all other assumptions remain constant) will generally result in a lower value than the preliminary aggregate fair value estimate of the options reported in this table.

The preliminary aggregate fair value estimate does not necessarily reflect the actual value of the options received if any one or more tranche vested because the calculation depends significantly on unknown variables

ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an employee is required to render service in exchange for the option or other award. Accordingly, the LTPIP would result in the recognition of additional stock-based compensation expense over the period over which the options are expected to vest as determined by the Administrator pursuant to ASC Topic 718.

(2)

Non-Executive Officer Employees of the Company who are below Grade Level 10 are eligible to receive awards (“Non-LTPIP Awards”) containing substantially similar terms and conditions as the awards granted to employees at Grade Level 10 and above under the LTPIP. However, the Non-LTPIP Awards would be granted pursuant to the 2018 Plan and not pursuant to the LTPIP. Nonetheless, the Non-LTPIP Awards to be made under the 2018 Plan are contingent on approval of the LTPIP by the Company’s stockholders. To the extent that the LTPIP is not approved by the Company’s stockholders, the Non-LTPIP Awards would be forfeited and each applicable employee would receive 100% of the employee’s annual long-term equity incentive award for fiscal year 2021.

Potential Value that Could be Realized Under the LTPIP

The table below depicts the maximum theoretical value, both in dollar value and as a percentage of total value created, that could be realized by Kodiak management and eligible employees under the LTPIP over various milestone scenarios. The table only takes into account estimated dilution as a result of potential exercises from the existing employee equity pool and assumes that employees do not exercise any stock options in LTPIP until the end of the seven-year term which results in a significantly larger value being attributed to management and eligible employees than would be the case if they were to exercise as soon as the stock options vest. Accordingly, this table should only be used for illustration purposes, recognizing that future dilutive events or earlier exercises would significantly decrease the maximum value that would be realized from the awards over the various vesting scenarios.

Tranches Target Stock Price CEO Value Realized ($m) All Participant Value Realized (including CEO) ($m) Shareholder Value Realized ($m) % of Value Realized By CEO % of value Realized by All Participants (including CEO) % of Value Realized by Shareholders TRANCHE ONE $200 $18 $46 $7,647 0.2% 0.6% 99.4% TRANCHE TWO $300 $92 $233 $12,576 0.7% 1.7% 98.3% TRANCHE THREE $400 $305 $772 $19,153 1.5% 3.9% 96.1% TRANCHE FOUR $500 $628 $1,586 $24,455 2.4% 6.1% 93.9% TRANCHE FIVE $600 $1,003 $2,534 $29,623 3.1% 7.9% 92.1% TRANCHE SIX $700 $1,265 $3,198 $35,075 3.3% 6.1% 91.6% TRANCHE SEVEN $800 $1,550 $3,917 $40,472 3.5% 8.8% 91.2%

Potential Ownership of Securities as a Result of the LTPIP

For illustrative purposes only, if (1) all 2,177,334 shares of common stock subject to the stock option granted to Dr. Perlroth under the LTPIP were to become fully vested and the option was exercised in full, (2) all shares of common stock subject to the other options held by Dr. Perlroth that are currently vested and exercisable were outstanding, and (3) estimated dilution as a result of potential exercises or conversions from the 2018 Plan were to be considered, Dr. Perlroth would beneficially own approximately 12.6% of the outstanding shares of Kodiak common stock, based on the number of shares of common stock outstanding as of August 1, 2021, and not taking into account future dilution due to additional issuances of equity from activities such as capital-raising.

Reduction of Annual LTI Award for 2021 Based on Participant’s Election to Participate in Long-Term Performance Incentive Program

As described below under “Executive Compensation — Compensation Discussion and Analysis — 2021 Executive Compensation Program”, the Board (in the case of Dr. Perlroth) and the Compensation Committee (in the case of our other NEOs) granted annual equity awards in the form of stock options (for Dr. Perlroth) and stock options and RSUs (for our other NEOs). Pursuant to the LTPIP, each NEO had the ability to “opt-in” to the LTPIP, via a one-time election, and agree to forgo up to 75% of their annual equity incentive awards for the next seven years. As a result, if the LTPIP is approved by our stockholders, the 2021 annual equity incentive awards granted to our NEOs would be reduced as described below:

Name and Position	Number of Shares Underlying Full 2021 Annual LTI Award	Percentage of Full 2021 Annual LTI Award Waived	Number of Shares Underlying Reduced 2021 Annual LTI Award
Victor Perlroth, M.D
Chief Executive Officer and Chairman of the Board	341,000	75%	85,250
John A. Borgeson
Senior Vice President and Chief Financial Officer	115,000	50%	57,500
Jason Ehrlich, M.D., Ph.D.
Chief Medical Officer and Chief Development Officer	115,000	50%	57,500
Named Executive Officers as a group	571,000	50% - 75%	200,250

Similarly, other participants in the LTPIP, and other employees eligible to participate in the broader long-term performance incentive program under the 2018 Plan, were also granted annual equity incentive awards, a portion of which participants agreed to forgo and instead receive performance-based options pursuant to the LTPIP or the 2018 Plan, as applicable. As a result, if the LTPIP is approved by our stockholders, the 2021 annual equity incentive awards granted to the following groups of eligible employees would be reduced as described below:

Name and Principal Position	Number of Shares Underlying Full 2021 Annual LTI Award	Percentage of Full 2021 Annual LTI Award Waived	Number of Shares Underlying Reduced 2021 Annual LTI Award
Employees Grade Level 10 and up to Executive Officers	288,500	25% - 75%	102,000
Employees below Grade Level 10	294,850	25% - 50%	190,350

Certain U.S. Federal Income Tax Effects

The following is a brief summary of the United States federal income tax treatment generally applicable to awards under the LTPIP. The description is based on current federal tax laws, rules and regulations, which are subject to change, and does not purport to be a complete description of the federal income tax aspects of the LTPIP. A participant may also be subject to state and local taxes.

Nonstatutory Stock Options. An optionee subject to United States federal income tax will generally not recognize taxable income for United States federal income tax purposes upon the grant of a nonstatutory stock option. Rather, at the time of exercise of the nonstatutory stock option, the optionee will recognize ordinary income, and the Company will be entitled to a deduction, in an amount equal to the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price. If the shares of common stock acquired upon the exercise of a nonstatutory stock option are later sold or exchanged, then the difference between the amount received upon such sale or exchange and the fair market value of such shares on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the shares are a capital asset of the optionee), depending upon the length of time such shares were held by the optionee.

Deductibility Limit on Compensation in Excess of $1 Million. Section 162(m) of the Code generally limits the deductible amount of total annual compensation paid by a public company to each “covered employee” to no more than $1 million.

Vote Required

Approval of the LTPIP requires the affirmative vote of a majority of the shares present online at the Special Meeting, or represented by proxy at the meeting, and entitled to vote thereon to be approved. Abstentions are considered votes cast and will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

In addition, while not required under our amended and restated bylaws or the rules of The Nasdaq Stock Market LLC, pursuant to resolutions of the Board, approval of the LTPIP requires the affirmative vote of a majority of the votes cast, excluding votes cast by any participant in the Plan, including Dr. Perlroth. Consequently, any shares voted by participants in the Plan will have no impact on whether this separate voting threshold is met, although any of their shares present online at the Special Meeting or represented by proxy at the meeting, will be included for the purposes of determining whether a quorum is present at the Special Meeting. Abstentions and broker non-votes will have no effect on whether this separate voting threshold is met.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE LTPIP.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	a single proposal to approve the Company’s 2021 Long-Term Performance Incentive Plan, or the “LTPIP”. We also refer to this proposal as the “Plan Proposal”.

How does the board of directors recommend I vote on the sole proposal?

The board of directors recommends a vote:

•	FOR the approval of the Plan Proposal.

Who pays the cost for soliciting proxies?

We will pay the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks, custodians, other nominees and fiduciaries for forwarding these materials to their principals to obtain the authorization for the execution of proxies.

In addition, we have engaged Alliance Advisors to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $25,000 in total.

Who is entitled to vote?

Holders of our common stock as of the close of business on September 1, 2021, the record date, may vote at the Special Meeting. As of the record date, we had 51,474,570 shares of common stock outstanding. A list of the stockholders of record will be available at the Special Meeting. For ten calendar days prior to the Special Meeting, a list of our stockholders of record will be available for viewing during ordinary business hours at our corporate offices located at 1200 Page Mill Road, Palo Alto, CA 94304. Due to the ongoing COVID-19 pandemic and related government restrictions and business impact, our corporate offices may be subject to limited business hours and temporary closures; if the Company’s corporate offices are not open during regular hours, stockholders can call and leave a voice message request at (650) 281-0850 to make alternate arrangements for access to the list of stockholders of record. In deciding all matters at the Special Meeting, each stockholder will be entitled to one vote for each share of common stock held on the record date.

Registered Stockholders. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and these proxy materials were provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Special Meeting.

Street Name Stockholders. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials were forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend via webcast the Special Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares directly at the Special Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of the proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use.

How do I vote?

Stockholder of Record: Shares Registered in Your Name

For a stockholder of record, there are four ways to vote:

•	by internet at https://www.proxypush.com/KOD, 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time, on October 12, 2021 (have your proxy card in hand when you visit the website);
•	by toll-free telephone at (866) 230-6348 (have your proxy card in hand when you call), until 11:59 p.m. Eastern Time, on October 12, 2021;
•	by completing and mailing your proxy card (if you received printed proxy materials); or
•

by attending and voting at the Special Meeting via webcast. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of October 11, 2021 at 12:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the Special Meeting virtually, you may submit an electronic ballot during the meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your brokerage firm, bank, dealer or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the Special Meeting, you must obtain a valid proxy from your brokerage firm, bank, dealer or other agent. Follow the instructions from your broker, bank or other agent, or contact that organization to request a proxy form.

If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of September 1, 2021.

Can I change my vote?

Stockholder of Record: Shares Registered in Your Name

Yes. You can change your vote or revoke your proxy any time before the final vote at the Special Meeting by:

•	entering a new vote by internet or by telephone;
•	returning a later-dated proxy card;
•	notifying the Corporate Secretary of Kodiak Sciences Inc., in writing, at the address listed on the front page; or
•	voting at the Special Meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your brokerage firm, bank, dealer or other agent as a nominee, you should follow the instructions provided by your broker, bank or other agent.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. The persons named in the proxy have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Special Meeting in accordance with the instruction of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in the proxy statement are properly presented at the Special Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Special Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What is a quorum?

A quorum is the minimum number of shares required to be present at the Special Meeting for the meeting to be properly held under our bylaws and Delaware law. The presence, online at the Special Meeting or represented by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See the section of this proxy statement captioned “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of a broker non-vote will count for purposes of determining the presence of a quorum but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal as to which that broker non-vote occurs. Abstentions are also counted in the determination of a quorum.

How many votes are needed for approval?

Approval of the LTPIP requires the affirmative vote of a majority of the shares present online at the Special Meeting, or represented by proxy at the meeting, and entitled to vote thereon to be approved. Abstentions are considered votes cast and will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

In addition, while not required under our amended and restated bylaws or the rules of The Nasdaq Stock Market LLC, pursuant to resolutions of the Board, approval of the LTPIP requires the affirmative vote of a majority of the votes cast, excluding votes cast by any participant in the Plan, including Dr. Perlroth. Consequently, any shares voted by participants in the Plan will have no impact on whether this separate voting threshold is met, although any of their shares present online at the Special Meeting, or represented by proxy at the meeting, will be included for the purposes of determining whether a quorum is present at the Special Meeting. Abstentions and broker non-votes will have no effect on whether this separate voting threshold is met.

How are proxies solicited for the Special Meeting?

The board of directors is soliciting proxies for use at the Special Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending these proxy materials to you if a broker or other nominee holds your shares. In addition, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Our directors and employees will not be paid any additional compensation for soliciting proxies.

In addition, we have engaged Alliance Advisors to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $25,000 in total.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares only on “routine” matters. As a result, absent direction from you, your broker will not have discretion to vote on the Plan Proposal.

Where can I find the voting results of the Special Meeting?

We will announce preliminary voting results at the Special Meeting via webcast. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Special Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of these proxy materials to multiple stockholders who share the same address unless we received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of these proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that Kodiak Sciences Inc. only send a single copy, of these proxy materials, stockholders may contact us as follows:

Kodiak Sciences Inc.
Attention: Corporate Secretary
1200 Page Mill Road
Palo Alto, CA 94304
(866) 648-8133

Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the written proposal at our principal executive offices not later than December 29, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Kodiak Sciences Inc.
Attention: Corporate Secretary
1200 Page Mill Road
Palo Alto, CA 94304

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the meeting by or at the direction of our board of directors, or (iii) properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for our 2022 annual meeting of stockholders, our Corporate Secretary must receive the written notice at our principal executive offices:

•	not earlier than February 7, 2022; and
•	not later than the close of business on March 9, 2022.

In the event that we hold our 2022 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2021 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or
•	the 10th day following the day on which public announcement of the date of such meeting is first made.

If, after complying with the provisions above, a stockholder, or such stockholder’s qualified representative, does not attend the annual meeting to present the stockholder’s proposal, we are not required to present the proposal for a vote at such meeting.

Nomination of Director Candidates

You may propose director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the Corporate Secretary of Kodiak Sciences Inc. at the address set forth above.

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our Corporate Secretary in accordance with our bylaws, which, in general, require that the notice be received by our Corporate Secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Corporate Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

Can I attend the Special Meeting?

The Special Meeting will be held virtually via live webcast on October 13, 2021, at 10:00 a.m. Pacific Daylight Time. There will be no physical meeting location. You will not be able to attend the Special Meeting in person. In order to attend via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of October 11, 2021 at 12:00 p.m. Pacific Daylight Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions. Please be sure to follow the instructions on the enclosed proxy card and/or voting instruction form and subsequent instructions that will be delivered to you via email. If you attend via webcast the Special Meeting virtually, you may submit an electronic ballot during the meeting.

What do I need in order to be able to participate in the Special Meeting?

In order to attend the Special Meeting via webcast, you must register in advance at www.proxydocs.com/KOD prior to the deadline of October 11, 2021 at 12:00 p.m. Pacific Daylight Time. You will need the control number included on your Notice or your proxy card or voting instruction form (if you received a printed copy of the proxy materials) or included in the email to you if you received the proxy materials by email in order to register. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the meeting and you will have the ability to submit questions.

We will have technicians ready to assist you with any technical difficulties you may have registering in advance or accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting within one hour prior to the meeting time, please call the technical support number that will be included in the meeting access email that pre-registered stockholders will receive one hour prior to the meeting.

How do I ask questions at the Special Meeting?

You may submit questions before the meeting by visiting www.proxydocs.com/KOD. During the Special Meeting, you may only submit questions by following the instructions in the meeting access email that pre-registered stockholders will receive one hour prior to the meeting. We will respond to as many appropriate inquiries at the Special Meeting as time allows.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our compensation committee are Dr. Baker and Mr. Bancroft and Mr. Profusek. None of the members of our compensation committee is or has been an officer or employee of ours. None of our executive officers currently serves, or in the past year has served, as a member of our board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement.

Felix J. Baker, Ph.D.

Charles Bancroft

Robert A. Profusek

NON-EMPLOYEE DIRECTOR COMPENSATION

The following table provides information regarding compensation paid by us to our non-employee directors during 2020. Directors who are also our employees receive no additional compensation for their service as a director. During 2020 one director, Dr. Perlroth, our Chief Executive Officer and Chairman, was an employee. Dr. Perlroth’s compensation is discussed under the caption “Executive Compensation.”

Name	Fees Earned or paid in Cash (1)	Option Awards(2)	Total
Felix J. Baker, Ph.D.(3)	$—	$361,662	$361,662
Charles Bancroft(4)	48,571	464,134	512,705
Bassil I. Dahiyat, Ph.D.(5)	59,544	361,662	421,206
Richard S. Levy, M.D.(6)	47,275	361,662	408,937
Robert A. Profusek, J.D.(7)	79,500	361,662	441,162
Taiyin Yang, Ph.D.(8)	49,000	164,908	213,908

(1)	Represents fees earned during 2020.
(2)

Represents the aggregate grant date fair value of stock option awards granted in 2020. These amounts have been computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, without regard to estimated forfeitures. For a discussion of valuation assumptions, see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K filed with the SEC on March 16, 2020.

(3)	As of December 31, 2020, Dr. Baker held options for the purchase of 35,988 shares of common stock, 24,747 of which were vested as of such date.
(4)	As of December 31, 2020, Mr. Bancroft held options for the purchase of 16,397 shares of common stock, none of which were vested as of such date.
(5)	As of December 31, 2020, Dr. Dahiyat held options for the purchase of 60,988 shares of common stock, 45,580 of which were vested as of such date.
(6)	As of December 31, 2020, Dr. Levy held options for the purchase of 85,988 shares of common stock, 66,413 of which were vested as of such date.
(7)	As of December 31, 2020, Dr. Profusek held options for the purchase of 85,988 shares of common stock, 66,413 of which were vested as of such date.
(8)	As of December 31, 2020, Dr. Yang held options for the purchase of 14,272 shares of common stock, 2,951 of which were vested as of such date.

Director Compensation Program

Outside Director Compensation Policy

The compensation committee retained Compensia, Inc. (“Compensia”), an independent compensation advisory firm, to provide recommendations on director compensation following our initial public offering based on an analysis of market data compiled from the same peer group used to determine executive compensation. Compensia provided the Compensation Committee with competitive data, analysis and recommendations regarding non-employee director compensation. After careful consideration of this information, the scope of the duties and responsibilities of our non-employee directors, and Compensia’s recommendation, in September 2018, our board of directors approved a director compensation policy for our non-employee directors (the “Outside Director Compensation Policy”) that became effective following our initial public offering. For purposes of the policy, our board of directors classified each director into one of the two following categories: (1) an “employee director,” is a director who is employed by us; and (2) a “non-employee director,” is a director who is not an employee director. Only non-employee directors receive compensation under the Outside Director Compensation Policy. Non-employee directors receive compensation in the form of equity and cash under the Outside Director Compensation Policy, as described below. We believe our Outside Director Compensation Policy provides reasonable compensation to our non-employee directors that is appropriately aligned with our peers and is commensurate with the services and contributions of our non-employee directors. All directors will be reimbursed for expenses in their capacities as directors in accordance with our standard expense reimbursement policy.

In June 2020, our board of directors approved the amendment and restatement of the Company’s Outside Director Compensation Policy (the “Restated Director Compensation Policy”).

Equity Compensation

Initial Options. Subject to the limits in our 2018 Plan, each person who first becomes a non-employee director (other than a person that ceases to be an employee of ours but remains a director of ours) will be granted an initial option to purchase shares of our common stock with a grant date fair value of approximately $780,000, which option will be effective on the first trading date on or after the date on which such person first becomes a non-employee director, whether through election by our stockholders or appointment by our board of directors to fill a vacancy. Each initial option will vest as to 1/3rd of the shares subject to the initial option on the one-year anniversary of the date of grant and as to 1/36th of the shares subject to the initial option each month thereafter, in each case, subject to continued service through each applicable vesting date.

Annual Options. Subject to the limits in the 2018 Plan, under the Restated Director Compensation Policy, each non-employee director is granted an annual option on June 30th of each year (or the preceding trading day, if June 30th is not a trading day) to purchase shares of our common stock with a grant date fair value of approximately $390,000, provided that such director has served on our board of directors for at least the preceding 12 months as of the grant date. Each non-employee director who has served on our board of directors for less than 12 months as of the grant date will receive a prorated award based on the number of days during the prior 12 months such director has served on our board of directors. Each annual option will fully vest on the earlier of (1) the one-year anniversary of the date of grant of the annual option and (2) the day prior to the date of the annual meeting of our stockholders that occurs in the fiscal year following the grant of such annual option, in each case, subject to continued service through the applicable vesting date.

In the event of a change in control of the Company, and unless otherwise agreed, each non-employee director will fully vest in his or her outstanding equity awards, including any initial option or annual option, provided that he or she continues to be a non-employee director through such date.

Cash Compensation

Under the Outside Director Compensation Policy, our non-employee directors receive annual cash compensation for service on our board of directors and committees of our board of directors as follows, subject to the limits in the 2018 Plan. All cash payments to non-employee directors are paid quarterly in arrears on a prorated basis.

	Member		Chairperson
Board of Directors	$40,000	(1)	$30,000	(2)
Audit Committee	$9,000		$20,000
Compensation Committee	$6,500		$13,000
Nominating and Corporate Governance Committee	$5,000		$9,000

(1)	For service as a non-employee director.
(2)	For service as non-executive chairperson of the board of directors. Cash compensation is $24,000 for service as lead independent director.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We are biopharmaceutical company committed to researching, developing and commercializing transformative therapeutics to treat high prevalence retinal diseases. Founded in 2009, we are focused on bringing new science to the design and manufacture of next generation retinal medicines to prevent and treat the leading causes of blindness globally. Based on our proprietary antibody biopolymer conjugate platform, (the “ABC Platform”), our lead product candidate, KSI-301, is currently in Phase 3 clinical development for the treatment of retinal vascular diseases including age-related macular degeneration (“AMD”), retinal vein occlusion (“RVO”) and diabetic eye diseases. In addition, we have an active pipeline of drug candidates, including KSI-501, our bispecific anti-IL-6/VEGF biopolymer conjugate for the treatment of neovascular retinal diseases with an inflammatory component, and we are expanding our early research pipeline to include ABC Platform based triplet inhibitors for multifactorial retinal diseases such as dry AMD and glaucoma.

We became a public company in October 2018, and we filed our 2019 and 2020 proxy statements under the scaled reporting system applicable to emerging growth companies. As of the close of calendar year 2020, we ceased to be an emerging growth company and, therefore, this Proxy Statement includes additional detail regarding executive compensation that was previously not required, including: this Compensation Discussion and Analysis, additional compensation tables for “Grants of Plan-Based Awards,” “Option Exercises and Stock Vested,” and “Potential Payments upon Termination or Change in Control.”

This Compensation Discussion and Analysis discusses our executive compensation program and policies and how and why our compensation committee arrived at specific compensation decisions for our “named executive officers” consisting of the following individuals, who were the only individuals serving as our executive officers at the end of 2020:

•	Victor Perlroth, M.D., our Chief Executive Officer and Chairman of the Board;
•	John A. Borgeson, our Senior Vice President and Chief Financial Officer; and
•	Jason Ehrlich, M.D., Ph.D., our Chief Medical Officer and Chief Development Officer;

Executive Summary

In 2020, we made significant progress towards our “2022 Vision” of a single Biologics License Application (“BLA”) submission and initial FDA approval for KSI-301 in wet AMD, diabetic macular edema (“DME”) and RVO in 2022 with a total of four pivotal studies - two Phase 3 studies in DME (the GLEAM and GLIMMER studies), one Phase 2b/3 study in wet AMD (the DAZZLE study) and one Phase 3 study in RVO (the BEACON study). We completed global patient recruitment for our DAZZLE pivotal study in November 2020, and we initiated the GLEAM, GLIMMER and BEACON pivotal studies in the third quarter of 2020. After completing a follow-on equity offering in November 2020 that resulted in net proceeds of $612 million, we are now well positioned to advance the KSI-301 program towards achieving our “2022 Vision”, including the manufacturing activities necessary for BLA submission, and also to advance our pipeline of drug candidates, including KSI-501 and our triplet inhibitor drug candidates, and for working capital and general corporate purposes. Our stock performance during 2020 as measured by compounded annual growth return (“CAGR”) was 106.8%, and for the two-year period beginning January 1, 2019 and ending December 31, 2020, the CAGR was 325.6%, reflecting the Company’s extraordinary performance against its corporate objectives.

The important features of our executive compensation program include the following:

•

A substantial portion of executive compensation is delivered through variable incentives that are at risk. We structure a significant portion of our named executive officers’ compensation to be variable, at risk and tied directly to our measurable performance. For 2020, approximately 93% of our Chief Executive Officer’s total reported compensation and , on average, approximately 85% of our other named executive officers’ total reported compensation was at risk, consisting of annual bonuses and equity incentives granted, as reported in the “2020 Summary Compensation Table.”

•

Our executive bonuses are entirely dependent on meeting corporate objectives. Our named executive officers’ annual bonus opportunities are entirely dependent upon our achievement of annual corporate objectives established each year. For 2020, our named executive officers received annual bonuses equal to 150% of their target bonus opportunity based on our performance as measured against the pre-established corporate goals for 2020. We emphasize long-term equity incentives. Equity awards are an integral part of our executive compensation program and comprise the primary “at-risk” portion of each named executive officer’s compensation package. We have historically granted equity awards primarily in the form of stock options. These awards strongly align our named executive officers’ interests with those of our stockholders by providing a continuing financial incentive to maximize long-term value for our stockholders and by encouraging our named executive officers to remain in our long-term employ. Stock options are also the predominant vehicle among biopharmaceutical companies at our stage of development, and the most prevalent type of equity award used by our peer companies. The Company also grants restricted stock units (“RSUs”) as part of the equity award mix from time to time, which we believe improves the balance and risk profile of our executive compensation program, in addition to further incentivizing retention and aligning our named executive officers’ interest with those of our stockholders.

•

Change in control benefits are limited to double-trigger payments which require termination other than for cause or resignation for good reason in connection with a change of control to trigger payments.

•

We do not provide our named executive officers with any excise tax reimbursement (including “gross up”) payments in connection with any payments or benefits received upon a change in control of the Company.

•

We do not provide our named executive officers with any special health or welfare benefits. Our named executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees.

•

Our compensation committee has retained an independent third-party compensation consultant for guidance in analyzing our executive compensation program and making compensation decisions, including market practices, so that our compensation committee can regularly assess the Company’s individual and total compensation programs against our peer companies, the general marketplace and other relevant industry data points.

•	The equity awards granted to our named executive officers have multiple-year vesting requirements, consistent with our retention objectives.

Overview of Our Executive Compensation Program

Objectives, Philosophy and Elements of Compensation

The overall objectives of our executive compensation program and policies are to:

•	attract, retain and motivate superior executive talent;
•	provide incentives that reward the achievement of performance goals that directly correlate to the enhancement of stockholder value, as well as to facilitate executive retention; and
•	align our executives’ interests with those of our stockholders through long-term incentives linked to specific performance.
•

Our executive compensation program generally consists of, and is intended to strike a balance among, the following three principal components: base salary, annual bonuses and long-term incentive compensation in the form of equity awards. We also provide our named executive officers with severance and change-in-control payments and benefits, as well as other benefits available to all our employees, including retirement benefits under the Company’s Section 401(k) plan and participation in our employee health and welfare benefit plans. The following chart summarizes the objectives and key features of the three primary elements of compensation.

Element of Compensation	Objectives	Key Features
Base Salary (fixed cash)	Provides financial stability and security through a fixed amount of cash for performing job responsibilities.

Generally reviewed annually and determined based on a number of factors (including individual performance, internal equity, retention, expected cost of living increases and the overall performance of our Company) and by reference to market data provided by the compensation committee’s independent compensation consultant.

Annual Bonus (at-risk cash)	Motivates and rewards for attaining rigorous annual corporate performance goals that relate to our key business objectives.

Bonus opportunities are entirely dependent upon achievement of specific corporate performance objectives, generally determined by the compensation committee and board of directors and communicated at the beginning of the year. Actual bonus amounts earned are determined after the end of the year, based on achievement of the pre-established corporate performance objectives.

Long-Term Incentive (stock options)	Motivates our executive officers to achieve our business objectives by tying incentives to the appreciation of our common stock over the long term.

Stock options have an exercise price equal to or greater than the fair market value of our common stock on the date of grant. The ultimate value realized, if any, depends on the appreciation of our common stock price and if our stock price does not appreciate, there is no value realized by our executive officers. Stock options may vest based on continued service over a specified period of time and/or achievement of pre-established performance goals.

In determining the aggregate size of equity grants in any given year, the compensation committee (or our board of directors in the case of our Chief Executive Officer) generally considers the same factors described above under “Base Salaries” with respect to performance during the prior fiscal year, as well as the criticality of the executive officer to the long-term achievement of corporate goals. The compensation committee also considers the impact of dilution by reviewing overall share utilization and usage.

Long-Term Incentive (“RSUs”))

Motivates executive officers to achieve our corporate objectives by tying compensation to the performance of our common stock over the long term and/or the achievement of business, clinical development and regulatory goals over the long term; motivates our executive officers to remain with the Company by mitigating swings in incentive values during periods when market volatility weighs on our stock price.

RSUs may vest based on continued service over a specified period of time and/or achievement of pre-established performance goals; the ultimate value realized varies with our common stock price.

In evaluating our executive compensation policies and programs, as well as the short-term and long-term value of our executive compensation plans, we consider both the performance and skills of each of our executives, as well as the compensation paid to executives in similar companies with similar responsibilities. We focus on providing a competitive compensation package which provides significant short and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short-term and long-term incentives to maximize stockholder value.

We do not have any formal policies for allocating compensation among base salary, annual bonus awards and equity awards, short-term and long-term compensation or among cash and non-cash compensation. Instead, the compensation committee uses its judgment to establish a total compensation package for each named executive officer that is a mix of current, short-term and long-term incentive compensation, and cash and non-cash compensation, that it believes appropriate to achieve the goals of our executive compensation program and our corporate objectives. However, a significant portion of the named executive officers’ target total direct compensation is comprised of target bonus opportunities and long-term equity awards, in order to align the named executive officers’ incentives with the interests of our stockholders and our corporate objectives.

In making executive compensation decisions, the compensation committee generally considers each executive officer’s target total direct compensation, which consists of base salary, target bonus opportunity, which together with base salary we refer to as target total cash compensation and long-term equity awards (valued based on an approximation of grant date fair value).

Role of the Compensation Committee and Executive Officers in Setting Executive Compensation

The compensation committee reviews and oversees our executive compensation program, policies and plans, and it reviews and determines the compensation to be paid to our executive officers. In making its executive compensation determinations, the compensation committee considers recommendations from the Chief Executive Officer for our named executive officers other than himself. In making his recommendations, the Chief Executive Officer receives internal input from our management team and has access to various third-party compensation surveys and compensation data provided by the independent compensation consultant to the compensation committee, as described below. While the Chief Executive Officer discusses his recommendations for the other executive officers with the compensation committee, he does not participate in the deliberations concerning, or the determination of, his own compensation. In addition to our Chief Executive Officer, our Chief Financial Officer, as well as members of our management team may also attend compensation committee meetings from time to time and may take part in discussions of executive compensation. The compensation committee discusses and makes final determinations with respect to executive compensation matters without any named executive officers present (other than the Chief Executive Officer as described above).

The compensation committee meets periodically throughout the year to manage and evaluate our executive compensation program, and generally determines the principal components of compensation (base salary, annual bonus and equity awards) for our named executive officers on an annual basis; however, decisions may occur during the year for new hires, promotions or other special circumstances as our compensation committee determines appropriate. The compensation committee does not delegate its authority to approve named executive officer compensation. The compensation committee does not maintain a formal policy for the timing of equity awards to our named executive officers; awards are generally approved at a meeting of the compensation committee approximately midway through each year.

Role of Our Compensation Consultant

The compensation committee has the sole authority to retain compensation consultants to assist in its evaluation, analysis and determination of executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. For purposes of evaluating 2020 compensation for each of our named executive officers and making 2020 compensation decisions, the compensation committee retained Compensia, a compensation consultant, to assist the compensation committee in reviewing our executive compensation program and to ensure that our compensation programs remain competitive in attracting and retaining talented executives.

During 2020, Compensia assisted the compensation committee in developing a group of peer companies to use as a reference in making compensation decisions, developing the compensation committee’s executive pay philosophy, evaluating current pay practices and considering different compensation programs and compensation and corporate governance best practices. As described further below, Compensia also prepared an analysis of our compensation practices with respect to base salaries, annual bonuses and long-term equity awards against competitive market practices. Compensia reports directly to the compensation committee, which maintains the authority to direct their work and engagement, and advises the compensation committee and our human resources department from time to time. Compensia interacts with management to gain access to Company information that is required to perform its services and to understand the culture and policies of our organization. The compensation committee and Compensia meet in executive session with no members of management present as needed to address various compensation matters, including deliberations regarding the Chief Executive Officer’s compensation.

During 2020, our compensation committee analyzed whether the work of Compensia as a compensation consultant raised any conflict of interest, taking into consideration the following factors: (i) the fact that Compensia and its affiliates do not provide any services directly to Kodiak; (ii) the amount of fees paid to Compensia and its affiliates by Kodiak as a percentage of Compensia and its affiliates’ total revenue; (iii) Compensia’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Compensia or the individual compensation advisors employed by Compensia with any executive officer; (v) any business or personal relationship of the individual compensation advisors with any member of our compensation committee; and (vi) any Kodiak stock owned by Compensia or the individual compensation advisors employed by Compensia. Based on its analysis of these factors, our compensation committee determined that the work of Compensia and the individual compensation advisors employed by Compensia does not give rise to any conflict of interest.

Use of Competitive Market Compensation Data

We aim to attract and retain the most highly qualified executive officers in an extremely competitive market. Accordingly, the compensation committee believes that it is important when making its compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, the compensation committee reviews market data for each named executive officer’s position, compiled by Compensia as described below, including information relating to the compensation for executive officers in the biopharmaceutical industry.

In developing a proposed list of our peer group companies to be used in connection with making compensation decisions for 2020, Compensia examined our compensation philosophy and selected companies that would be appropriate peers based on geography, industry focus, employee size, stockholder base, stage of development and market capitalization. Specifically, companies were selected in May 2020 with the following parameters:

•	Geography: We focused on biopharmaceutical companies listed on a U.S. national securities exchange with preference for companies with a U.S. headquarters.
•	Industry Focus: We focused on biopharmaceutical companies employing platform technologies to develop high complexity drugs and/or treating complex or concentrated diseases.
•	Employee size: We focused on companies with a headcount of roughly between 1/3 to 3 times our headcount at the time of evaluation.
•	Stockholder base: We focused on companies with a strong presence of long-term investors.

•	Stage of development: We focused on late stage pre-commercial companies conducting at least one pivotal registrational study or early commercial (less than $100 million in revenue) companies.
•	Market Capitalization: We focused on companies with market capitalization representing roughly 1/3 to 3 times our market capitalization at the time of evaluation.

Based on these criteria, for 2020, Compensia recommended, and our compensation committee approved the following peer group for use analyzing 2020 compensation:

• Adverum Biotechnologies	• Deciphera Pharmaceuticals
• Alector	• Denali Therapeutics
• Allakos	• Global Blood Therapeutics
• Apellis Pharmaceuticals	• Iovance Biotherapeutics
• Arena Pharmaceuticals	• Kiniksa Pharmaceuticals
• Arrowhead Pharmaceuticals	• Mirati Therapeutics
• bluebird bio	• MyoKardia
• Blueprint Medicines	• Principia Biopharma
• Constellation Pharmaceuticals	• TG Therapeutics
• CRISPR Therapeutics	• Turning Point Therapeutics

Using the peer companies listed above, Compensia prepared, and the compensation committee reviewed, a range of market data reference points (generally at the 25th, 50th, 60th and 75th percentiles of the market data) with respect to base salary, annual bonuses, equity awards (valued based on an approximation of grant date fair value and as an ownership percentage), target total cash compensation (including base salary and the annual target bonus) and target total direct compensation (total target cash compensation and equity compensation).

The compensation committee reviews these market data reference points and structures each component of compensation, as well as target total direct compensation to be competitive with the market. However, the market data is only one of the factors that the compensation committee considers in making compensation decisions and therefore individual named executive officer compensation may fall above or below these general guidelines.

Factors Used in Determining Executive Compensation

Our compensation committee sets the compensation of our named executive officers at levels it determines to be competitive and appropriate for each executive officer, using the professional experience and judgment of compensation committee members. Pay decisions are not made by use of a formulaic approach or benchmark; the compensation committee believes executive pay decisions require consideration of a multitude of relevant factors which may vary from year to year. In making executive compensation decisions, the compensation committee generally takes into consideration the following factors:

•	Company performance and existing business needs;
•	Each named executive officer’s individual performance, scope and complexity of job function and the criticality of the skill set of the named executive officer to the Company’s future performance;
•	The need to attract new talent to our executive team and retain existing talent in a highly competitive industry where we compete for top talent;
•	A range of market data reference points, as described above under “Use of Competitive Market Compensation Data”; and
•	The recommendations of its compensation consultants on compensation policy determinations for our executive officers.

2021 Executive Compensation Program

Annual Base Salary and Target Bonus Percentage

In August 2021, the compensation committee reviewed the base salaries and target bonus percentages for our named executed officers. The compensation committee considered a competitive market analysis prepared by Compensia using the 50th percentile of market data as a basis and then adjusted the base salaries and target bonus percentages for our named executive officers as deemed appropriate. The base salaries and target bonus percentages are effective July 1, 2021.

Named Executive Officer	2021 Base Salary	2021 Target Bonus Percentage
Victor Perlroth, M.D.	$679,000	65%
John A. Borgeson	$465,000	45%
Jason Ehrlich, M.D., Ph.D.	$489,000	45%

Equity-Based Incentive Awards

For the equity mix for each named executive officer, the compensation committee took into consideration both peer practices and competitive market data and determined that the 2021 equity mix should remain the same as 2020 levels. For Dr. Perlroth, the compensation committee decided to deliver 100% of the value of his annual equity award in the form of stock options. For our named executive officers other than Dr. Perlroth, the compensation committee decided to deliver approximately 65% of the value of each named executive officer’s annual equity award in the form of stock options and 35% of the value in the form of RSUs.

For the value of equity awards, the compensation committee considered a competitive market analysis of long-term incentive compensation prepared by Compensia and other factors using the 50th percentile of market data as a basis then adjusted the annual equity awards for our named executive officers as deemed appropriate. The stock options granted in 2021 vest monthly over a four-year period and the RSUs vest in four equal annual installments, in each case subject to the named executive officer’s continued service with us through the applicable vesting date. The number of shares of our common stock subject to the stock option and RSU awards granted to each named executive officer is reflected in the table below.

Named Executive Officer	2021 Stock Option Grant (# of shares)	2021 RSU Grant (# of shares)
Victor Perlroth, M.D.	241,000	—
John A. Borgeson	50,000	15,000
Jason Ehrlich, M.D., Ph.D.	50,000	15,000

Performance Option Awards

In August 2021, the compensation committee approved a special performance-based stock option grant for our named executive officers which represents the delta between the 50th and 75th percentile of market data prepared by Compensia. These performance-based options are linked to metrics that are aligned with our corporate strategy and which are designed to build value for our stockholders. The options will vest over four years if, and only upon the acceptance by the FDA of a Biologics License Application for KSI-301 with the number of stock options earned dependent on the relative total stock return percentage as compared to the Russell 2000 at the end of the three-year performance period.

Named Executive Officer	2021 Performance Stock Option Grant (# of shares)
Victor Perlroth, M.D.	100,000
John A. Borgeson	50,000
Jason Ehrlich, M.D., Ph.D.	50,000

As described above under “Proposal 1 - Reduction of Annual LTI Award for 2021 Based on Participant’s Election to Participate in Long-Term Performance Incentive Program”, if the LTPIP is approved by our stockholders, the 2021 annual equity incentive awards granted to our NEOs would be reduced as described below:

Name and Position	Number of Shares Underlying Full 2021 Annual LTI Award	Percentage of Full 2021 Annual LTI Award Waived	Number of Shares Underlying Reduced 2021 Annual LTI Award
Victor Perlroth, M.D
Chief Executive Officer and Chairman of the Board	341,000	75%	85,250
John A. Borgeson
Senior Vice President and Chief Financial Officer	115,000	50%	57,500
Jason Ehrlich, M.D., Ph.D.
Chief Medical Officer and Chief Development Officer	115,000	50%	57,500
Named Executive Officers as a group	571,000	50% - 75%	200,250

2020 Executive Compensation Program

Annual Base Salary

In reviewing and adjusting base salaries in June 2020, the compensation committee first assessed current base salary levels against the competitive market data and determined that certain of our named executive officers trailed the 50th percentile of our 2020 peer group. Given the strong performance of the Company at the time, the compensation committee determined an increase to the market 50th percentile was appropriate for these named executive officers, and necessary to remain competitive with companies with whom we compete and a smaller increase was necessary and appropriate for those named executive officers who were closer to the 50th percentile as a merit increase for their efforts towards our strong performance at the time. Accordingly, the compensation committee increased the base salaries of the named executive officers to the amounts necessary to set their 2020 base salaries at approximately the 50th percentile of the competitive market data.

Named Executive Officer	2020 Base Salary	Percentage Increase in Base Salary from December 31, 2019
Victor Perlroth, M.D.	$631,000	15%
John A. Borgeson	$441,000	8%
Jason Ehrlich, M.D., Ph.D.	$469,000	3%

Annual Bonuses

In early 2020, our compensation committee approved our annual bonus program for 2020. The 2020 annual bonus each named executive officer was eligible to receive was based on the individual’s target bonus, calculated as a percentage of base salary, or target bonus percentage, and the extent to which we achieved the corporate objectives that our board of directors established for the year. There is no specified minimum or maximum bonus percentage or amount established for the named executive officers.

Specifically, the compensation committee determined that the 2020 target bonus percentage should remain at the same levels as 2019 for all named executive officers other than Dr. Perlroth (i.e., 40% for Mr. Borgeson and Dr. Ehrlich). The compensation committee’s decision regarding 2020 target bonus percentages was based on its assessment that the target bonus percentages previously established were appropriate and continued to align us competitively with our 2020 peer group. A review of a competitive market analysis prepared by Compensia indicated that with a target bonus percentage of 55%, Dr. Perlroth’s target total cash compensation fell below the 50th percentile of the competitive market data. In order to better align his target total cash compensation with those of the chief executive officers of the companies in our 2020 peer group and in recognition of his greater role in determining the course of, and ability to influence the future of the Company, as well as the critical importance of his leadership to the Company’s achievement of its 2020 business and financial objectives, the compensation committee approved an increase to Dr. Perlroth’s 2020 target bonus percentage to 60%.

In connection with establishing the 2020 annual bonus program, the compensation committee approved the corporate goals identified in the table below. In selecting these goals, the compensation committee believed that they were appropriate drivers for our business, as they supported KSI-301 clinical development and advanced our research and discovery pipeline, all while maintaining a solid financial position, which together, would enhance stockholder value. At the time the 2020 corporate goals were set, the compensation committee and management believed that such goals were challenging and achieving them would require not only continued strong research and product development success, as well as prudent fiscal and legal management, but also a high level of effort and execution on the part of our named executive officers.

The compensation committee also applied a performance weighting to each goal relative to the overall performance of the Company to reflect the prioritization of key business objectives in the table below. No specific individual objectives were established for any of our named executive officers for 2020, so our named executive officers’ bonuses were entirely dependent on the achievement of our corporate goals.

During 2020, management reported regularly to the compensation committee on the status of our performance against these goals and in early 2021, the compensation committee evaluated our performance in relation to the 2020 goals. After consideration of such performance, the compensation committee concluded that 2020 was a year of meaningful accomplishments during which the Company largely exceeded each of the goals, as further described in the table below. The table below describes each corporate goal as well as the achievements related to each goal.

Corporate Goal	2020 Achievements	Weighting
Advance KSI-301 clinical studies across retinal vascular disease indications	• Completed enrollment of DAZZLE Phase 2b/3 Pivotal Study of KSI-301 in Patients with Wet Age-Related Macular Degeneration. • Initiated and randomized first patients in paired Phase 3 DME studies (GLEAM and GLIMMER) and Phase 3 RVO study (BEACON). • Successful follow-up and reporting on Phase 1b clinical trials for KSI-301 Rating: Exceeded goal	45%
Advance KSI-301 CMC roadmap for BLA filing	• Successfully completed manufacturing runs of KSI-301 for clinical supply in support of multiple Phase 3 trials. • Advanced KSI-301 commercial supply planning including negotiating a long-term agreement with Lonza for manufacture of KSI-301. Rating: Exceeded goal	15%
Advance KSI-501 development candidate	The cGMP master cell bank for KSI-501 has been completed, and KSI-501 is being further advanced towards clinical development. Rating: Exceeded goal	10%

Advance triplet inhibitor development candidate	Advanced research of monoclonal antibodies and small molecule inhibitors for triplet inhibitor development candidates. Rating: Exceeded goal	5%
Build team to support accelerating research and development clinical and pre-commercial activities	Successfully onboarded over thirty new hires with a focus on key functional areas of clinical development, manufacturing, and discovery medicine, including eight new hires with a Ph.D. Rating: Exceeded goal	20%
• Manage cash in a manner consistent with our strategy.	• Kodiak ended 2020 with $969.0 million of cash, cash equivalents and marketable securities, including the $612.0 million net proceeds from our November 2020 financing. • Rating: Exceeded goal	5%

Based on our performance relative to the 2020 corporate goals, the compensation committee awarded each of our named executive officers an annual bonus equal to 150% of his target bonus opportunity for 2020, as shown in the table below:

Named Executive Officer	2020 Target Bonus(1)	2020 Actual Bonus
Victor Perlroth, M.D.	$340,758	$511,137
John A. Borgeson	$170,234	$255,351
Jason Ehrlich, M.D., Ph.D.	$184,895	$277,342

(1)	These amounts are based on actual base salaries paid during 2020, which reflect the mid-year adjustments to the named executive officers’ respective base salaries.

Equity-Based Incentive Awards

We have historically granted equity compensation to our named executive officers primarily in the form of stock options. The compensation committee believes that stock options are a key tool in serving to align the interests of our named executive officers and our stockholders; stock options are inherently performance based, and automatically link executive pay to stockholder return, as the value realized, if any, by the executive officer from an award of stock options, is dependent upon, and directly proportionate to, appreciation in stock price. Named executive officers will only receive value from the stock option awards if the price of our common stock increases above the price at time of grant and remains above as the stock options continue to vest. Stock options also do not have downside protection, and the awards will not provide value to the holder when the stock price is below the exercise price.

In late 2019, our compensation committee determined that it was advisable to add RSUs to our equity award mix to align with peer company practices. In addition to aligning with market practice, we believe that it improves the balance and risk profile of our executive compensation program to include a form of award that does not rely solely on stock price appreciation in order to provide value.

The equity mix for each named executive officer took into consideration both peer practices and competitive market data, as well as, in the case of Dr. Perlroth, his ability to impact the achievement of key corporate objectives in his position as Chief Executive Officer relative to the rest of the named executive officers. For the 2020 annual equity grant to Dr. Perlroth, the compensation committee decided to deliver 100% of the value of his annual equity award in the form of a stock option and for our named executive officers other than Dr. Perlroth, the compensation committee decided to deliver approximately 65% of the value of each named executive officer’s equity award in the form of stock options and 35% of the value in the form of RSUs.

When determining the appropriate value of equity awards, the compensation committee requested Compensia to provide guidance with respect to implementing a program that would incentivize our named executive officers to drive toward the achievement of key Company priorities and increase stockholder value over the long-term, while maintaining competitive market practices and being mindful of the Company’s equity burn rate. In determining the appropriate amount of each award, the compensation committee considered market data provided by Compensia at the 50th, 60th and 75th percentile levels, reflecting both equity value, based on the approximate grant date fair value, and percentage of our Company delivered annually, based on the number of shares subject to the award as a percentage of total Company shares outstanding. The compensation committee also considered each named executive officer’s current equity holdings, the extent to which such holdings were “in-the-money,” the extent to which such holdings remained unvested and therefore continued to serve as a retention tool, as well as the potential dilution of our share reserves.

Taking these factors into consideration and applying Compensia’s market analysis of long-term incentive compensation of our named executive officers compared to our 2020 peer group, the compensation committee determined that the value of the aggregate equity awards granted to each of our named executive officers should be at approximately the 60th percentile of our 2020 peer group and approved the grants to the named executive officers summarized in the table below. The stock options granted in 2020 vest monthly over a four-year period and the RSUs vest in four equal annual installments, in each case subject to the named executive officer’s continued service with us through the applicable vesting date. The number of shares of our common stock subject to the stock option and RSU awards granted to each named executive officer is reflected in the table below.

Named Executive Officer	2020 Stock Option Grant (# of shares)	2020 RSU Grant (# of shares)
Victor Perlroth, M.D.	247,498	—
John A. Borgeson	46,163	14,476
Jason Ehrlich, M.D., Ph.D.	46,163	14,476

Performance Option Awards

In February 2021, the compensation committee approved a special performance-based stock option grant for our named executive officers as a result of the Company’s extraordinary performance in fiscal year 2020. These performance-based options are linked to metrics that are aligned with our corporate strategy and which are designed to build value for our stockholders. Specifically, the linked metrics are focused on performance towards completion of our KSI-301 clinical development. The options will vest over four years if, and only if, the enrollment of the last patient in both of the DME pivotal trials, GLEAM and GLIMMER occurs before December 31, 2022.

Pursuant to FASB ASC Topic 718, these performance equity awards will be reported in their year of grant, i.e. 2021, even though the award relates to service performed within the prior 2020 fiscal year.

Named Executive Officer	Performance Stock Option Grant (# of shares)
Victor Perlroth, M.D.	60,000
John A. Borgeson	15,000
Jason Ehrlich, M.D., Ph.D.	15,000

The compensation committee regularly considers, and requests guidance about, various ways to design equity compensation programs to incentivize our named executive officers to drive toward the achievement of key Company priorities and increase stockholder value over the long-term, including in light of evolving market practices. The compensation committee will continue to evaluate and, if appropriate, make changes to our executive compensation program to ensure that the program is appropriate for our stage of development and opportunity and that the program continues to reflect strong pay-for-performance objectives.

Timing of Equity Awards

Annual grants of equity awards to our named executive officers, are generally determined and approved at compensation committee meetings, with such meeting date typically serving as the grant date. However, the compensation committee may sometimes approve the grant of equity awards to our named executive officers and other employees in advance of its next scheduled meeting, either at a special meeting or by unanimous written consent, in connection with certain new hires, promotions and other circumstances where the compensation committee deems it appropriate to make such grants. The grant dates for these equity awards are typically the same date that a newly hired officer begins employment or the effective date of an officer’s promotion, as applicable. All stock options are granted with an exercise price that is not less than the closing price of our common stock on the grant date. We have no plan or practice to time option grants in coordination with the release of non-public information, and we do not time the release of non-public information to affect the value of executive compensation.

Other Features of Our Executive Compensation Program

Employment Agreements with Our Named Executive Officers

We entered into employment agreements with each of our named executive officers upon their initial commencement of employment with us. Each of our named executive officers is employed at will and may be terminated at any time for any reason. All of our named executive officers are eligible for severance and change in control payments and benefits pursuant to the terms of their respective employment agreements, the terms of which are described below under “Severance and Change in Control Payments and Benefits” and “Potential Payments upon Termination or Change in Control.”

Severance and Change in Control Payments and Benefits

The employment agreements with our named executive officers provide for certain severance payments and benefits (cash payments, payments for benefits continuation and equity acceleration) upon a termination of employment without cause or resignation for good reason, either alone or within the three months prior to or 24 months following a corporate transaction. We do not provide any excise or other tax reimbursement (including “gross up”) payments in connection with severance or change in control transactions. Our compensation committee periodically reviews the severance payments and benefits that we provide, including by reference to market data, to ensure that the payments and benefits remain appropriately structured and at reasonable levels. The compensation committee believes that that severance protection benefits are necessary to provide stability among our named executive officers, serve to focus our named executive officers on our business operations, and avoid distractions in connection with a potential change in control transaction or period of uncertainty. A more detailed description of the severance payments and benefits for each of our named executive officers is provided below under “Potential Payments upon Termination or Change in Control.”

Regardless of the manner in which a named executive officer’s service terminates, the named executive officer is entitled to receive amounts earned during his term of service, including base salary earned and unused vacation pay.

401(k)Plan and Health Benefits

We maintain a Section 401(k) retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees, including our named executive officers, are able to defer eligible compensation subject to applicable annual limits under the Internal Revenue Code of 1986, as amended (the “Code”). All participants’ interests in their deferrals are 100% vested when contributed. In 2019, we amended the Section 401(k) Plan to provide employer matching contributions of 100% of employee contributions up to a maximum of 50% of the individual maximum contribution limit allowed under the Internal Revenue Service rules. Company matching contributions for the Section 401(k) plan became effective January 1, 2019. Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. The Section 401(k) plan is intended to qualify under Sections 401(a) and 501(a) of the Code. As a tax-qualified retirement plan, contributions to the Section 401(k) plan and earnings on those contributions are generally not taxable to the employees until distributed from the Section 401(k) plan, and all contributions are deductible by us when made. The Section 401(k) plan also permits contributions to be made on a post-tax basis for those employees participating in the Roth 401(k) plan component.

In addition, we provide other benefits to our named executive officers, on the same basis as to all of our full-time employees. These benefits include, but are not limited to, medical, dental, vision, group life, disability and accidental death and dismemberment insurance plans.

Perquisites and Other Personal Benefits

We generally do not offer perquisites or personal benefits to our named executive officer, although we may from time to time provide reasonable relocation, signing bonuses, retention bonuses, or other benefits to our named executive officers as our compensation committee determines appropriate. In 2020, we paid Dr. Ehrlich a monthly housing and travel allowance pursuant to the terms of his employment agreement, as reported in the “2020 Summary Compensation Table.” The Company determined that such benefits were reasonable and necessary in order to induce Dr. Ehrlich to join our Company and they will cease in September 2021.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718, or ASC 718, the Company is required to estimate and record an expense for each award of equity compensation over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC 718.

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of the Company’s “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for (i) certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date or (ii) the reliance period exception for certain compensation paid by corporations that became publicly held on or before December 20, 2019.

Although the compensation committee will continue to consider tax implications as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s named executive officers in a manner consistent with the goals of our Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Clawback

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of section 304 of the Sarbanes-Oxley Act of 2002. Additionally, we intend to implement a Dodd-Frank Wall Street Reform and Consumer Protection Act-compliant clawback policy as soon as, and to the extent that, the requirements of such clawbacks are finalized by the SEC.

Risk Assessment Concerning Compensation Practices and Policies

With the assistance of the compensation committee’s compensation consultant and the Company’s outside legal counsel, in April 2021, the compensation committee reviewed the Company’s compensation policies and practices to assess whether they encourage employees to take excessive or inappropriate risks. After reviewing and assessing the Company’s compensation philosophy, policies and practices, including the mix of fixed and variable, short and long-term incentives and overall compensation, incentive plan structures, and risk mitigation features, and oversight of, each plan and arrangement, the compensation committee determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our Company as a whole. The compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive or inappropriate risks; the mix of short-term compensation (in the form of base salary and annual bonus, if any, which is based on the achievement of multiple performance goals), and long-term compensation (in the form of stock options and RSUs) prevents undue focus on short-term results and helps align the interests of the Company’s named executive officers with the interests of our stockholders. In addition, the Company’s insider trading policy and prohibition against hedging and pledging in the Company’s equity securities helps protect against short-term decision making.

2020 Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during 2020, 2019 and 2018.

Name and Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(2)(7)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation	Total
Victor Perlroth, M.D(4)	2020	$590,500	$—	$—	$7,830,564	$511,137	$10,560	$8,942,761
Chief Executive Officer and Chairman of the Board	2019	525,659	—	—	16,714,242	392,606	9,500	17,642,007
	2018	427,536	300,000	—	5,169,207	—	—	5,896,743
John A. Borgeson(5)	2020	425,500	—	783,441	1,460,547	255,351	11,768	2,936,607
Senior Vice President and Chief Financial Officer	2019	401,500	—	889,471	4,697,833	224,879	9,500	6,223,183
	2018	327,218	180,000	—	1,605,320	—	—	2,112,538
Jason Ehrlich, M.D., Ph.D.(6)	2020	462,200	—	783,441	1,460,547	277,342	72,717	3,056,247
Chief Medical Officer and Chief Development Officer	2019	447,700	—	852,716	6,085,991	250,747	79,011	7,716,165
	2018	146,667	290,000	594,000	2,696,297	—	18,323	3,745,287

(1)

For 2018, the amounts in this column represent cash bonuses awarded for Company performance, but which were paid in the subsequent year, and for Dr. Ehrlich, the amount in this column also includes the cash retention bonus described in (6) below.

(2)

The dollar amounts in this column represent the aggregate grant date fair value of RSU awards and stock option awards granted in 2020, 2019 and 2018, respectively, and do not necessarily represent the actual value that may be realized by the named executive officers. These amounts have been computed in accordance with FASB ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 11 to our Consolidated Financial Statements included in our Annual Report on Form 10-K. See Equity Awards section below for further details.

(3)

Amounts for 2020 and 2019 represent cash bonuses earned in that year and paid in the subsequent year based on achievement of performance goals and other factors deemed relevant by our Board and compensation committee.

(4)

“All Other Compensation” for Dr. Perlroth includes matching of contributions made under the Company’s Section 401(k) plan as well as term life insurance premiums paid by us on behalf of the named executive officers. All of these benefits are provided to the named executive officers on the same terms as provided to all of our regular full-time employees.

(5)	“All Other Compensation” for Mr. Borgeson includes matching of contributions made under the Company’s Section 401(k) plan as well as term life insurance premiums.

(6)

"Bonus" for Dr. Ehrlich in 2018 also consists of (a) a $90,000 cash bonus described in (1) above and (b) a $200,000 cash retention bonus, which will be repayable by him on a pro-rated basis if his employment is terminated by us for "cause" or by him without “good reason" (as such terms are defined in his amended employment agreement) before the second anniversary of the effective date of his original employment agreement. For 2020 and 2019, “All Other Compensation for Dr. Ehrlich includes matching of contributions made under the Company’s Section 401(k) plan, term life insurance premiums and amounts paid to Dr. Ehrlich relating to his housing and travel allowance. For 2018, “All Other Compensation” for Dr. Ehrlich represents amounts paid to Dr. Ehrlich relating to his housing and travel allowance.

(7)

In February 2021, the compensation committee approved a special performance-based stock option grant for our named executive officers as a result of the Company’s extraordinary performance in fiscal year 2020. Pursuant to FASB ASC Topic 718, these performance equity awards granted in 2021 will be reported in their year of grant, i.e. 2021, even though the award relates to service performed within the prior 2020 fiscal year. The aggregate grant fair value of the special performance-based stock option grant to our named executive officers is $4,644,600 for Dr. Perlroth, $1,161,150 for Mr. Borgeson, and $1,161,150 for Dr. Ehrlich.

2020 Grants of Plan-Based Awards

The following table provides information regarding the grants of plan-based awards to our named executive officers for the year ended December 31, 2020.

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1) Target ($)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards (4)
Victor Perlroth, M.D.
Equity grants	6/30/2020		247,498	—	$54.12	$7,830,564
Annual bonus		340,758
John Borgeson
Stock option grants	6/30/2020		46,163		54.12	1,460,547
RSU awards				14,476		783,441
Annual bonus		170,234
Jason Ehrlich, M.D., Ph.D.
Stock option grants	6/30/2020		46,163		$54.12	$1,460,547
RSU awards				14,476		$783,441
Annual bonus		184,895

(1)

The amounts shown reflect the target cash incentive award for our named executive officers, which are disclosed in the “2020 Executive Compensation Program — Annual Bonuses” section of the Compensation Discussion and Analysis. The actual amounts paid for 2020 are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. There were no threshold or maximum payout levels for the cash incentive compensation.

(2)

All stock option awards were granted under the 2018 Plan and expire ten years from the date of grant or earlier upon termination of service. The option will vest as to 1/48th of the original number of shares subject to the option on each monthly anniversary of the grant date. Vesting is subject to acceleration as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(3)

All RSU awards were granted under the 2018 Plan. The RSU award will vest as to 1/4th of the shares subject to the RSU award on June 15, 2021 and thereafter as to 1/4th of the original number of shares subject to the RSU award on each succeeding June 15th thereafter until fully vested. Vested shares will be delivered to the named executive officer on the vesting date, provided that delivery may be delayed pursuant to the terms of the award agreement. Vesting is subject to acceleration as described under the caption “Potential Payments Upon Termination or Change in Control” below.

(4)

Amounts shown in this column do not reflect compensation actually received or amounts that may be realized in the future by the named executive officers. The amounts shown in this column reflect the aggregate grant date fair value in fiscal year 2020 for the option award or the RSU award as computed in accordance with FASB ASC 718. The assumptions used to calculate the value of the option awards and the RSU awards are set forth in Note 11 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 1, 2021. There can be no assurance that the stock option award will ever be exercised (in which case no value will actually be realized by the executive) or that the value on exercise will be equal to the FASB ASC 718 value shown in this column.

2020 Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our named executive officers as of December 31, 2020.

	Option Awards						Stock Awards
		Number of Securities Underlying Option (#)					Number of Shares or Units of Stock		Market Value of Share or Units of Stock That
Name	Vesting Commencement Date	Exercisable (#)	Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	That Have Not Vested (#)		Have Not Vested ($)(8)
Victor Perlroth, M.D.	6/30/2020	30,937	216,561	(3)(4)	54.12	6/29/2030	—		—
	12/30/2019	—	111,850	(3)(6)	73.51	12/29/2029	—		—
	12/30/2019	60,375	181,125	(3)(4)	73.51	12/29/2029	—		—
	7/16/2019	85,531	155,969	(3)(4)	14.23	7/15/2029	—		—
	10/3/2018	234,342	306,449	(1)(2)	10.00	10/3/2028	—		—
	3/1/2018	412,500	187,500	(2)(3)(4)	5.38	4/2/2028	—		—
	9/8/2015	300,000	—	(2)(3)(4)	1.04	6/24/2026	—		—
John A. Borgeson	6/30/2020	5,770	40,393	(4)	54.12	6/29/2030	—		—
	6/30/2020	—	—		—	—	14,476	(7)	2,126,669
	12/30/2019	—	19,250	(6)	73.51	12/29/2029	—		—
	12/30/2019	16,875	50,625	(4)	73.51	12/29/2029	—		—
	12/30/2019	—	—		—	—	12,100	(6)	1,777,611
	7/16/2019	23,906	43,594	(4)	14.23	7/15/2029	—		—
	10/3/2018	70,052	91,610	(1)(2)	10.00	10/3/2028	—		—
	3/1/2018	137,500	62,500	(2)(4)	5.38	4/2/2028	—		—
	1/1/2016	88,614	—	(2)(3)(4)	1.04	6/24/2026	—		—
Jason Ehrlich, M.D., Ph.D.	6/30/2020	5,770	40,393	(4)	54.12	6/29/2030	—		—
	6/30/2020	—	—		—	—	14,476	(7)	2,126,669
	12/30/2019	—	18,450	(6)	73.51	12/29/2029	—		—
	12/30/2019	23,250	69,750	(4)	73.51	12/29/2029	—		—
	12/30/2019	—	—		—	—	11,600	(6)	1,704,156
	7/16/2019	32,937	60,063	(4)	14.23	7/15/2029	—		—
	10/3/2018	24,562	32,120	(1)(2)	10.00	10/3/2028	—		—
	9/1/2018	138,287	185,938	(2)(5)	10.29	9/1/2028	—		—

(1)	Vests over five years in equal monthly installments, subject to continued service on the applicable vesting date.
(2)

Vesting is subject to the vesting acceleration provisions set forth in the named executive officer’s employment agreement. See “Executive Employment Arrangements” above for more information on vesting acceleration.

(3)	Subject to an early exercise right and may be exercised in full prior to vesting of the shares underlying such option.
(4)	Vests over four years in equal monthly installments, subject to continued service on the applicable vesting date.
(5)

Vests as to 25% of the shares on the first anniversary of the vesting commencement date, with the remainder vesting in equal monthly installments over the following 36 months, subject to continued service through the applicable vesting date.

(6)	Vests subject to performance-based milestones.
(7)	Vests over four years in equal annual installments.
(8)

The market value of unvested shares is calculated by multiplying the number of unvested shares by the closing market price of our common stock on Nasdaq on December 31, 2020, the last trading day of the year, which was $146.91 per share.

2020 Option Exercises and Stock Vested

The following table presents information concerning stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, determined as described below, by our named executive officers for the year ended December 31, 2020.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Victor Perlroth, M.D.	—	$—	—	$—
John Borgeson	—	—	—	—
Jason Ehrlich, M.D., Ph.D.	99,700	7,114,769	30,000	1,828,800

(1)

The value realized on exercise is based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the applicable options and does not represent actual amounts received by the officers as a result of the option exercises.

(2)

The value realized on release of awards is based on the closing market price of our common stock on the date of release and does not represent actual amounts received by the officers as a result of the release. It does not reflect 7,999 shares held to cover taxes.

Executive Employment Contracts and Change in Control Arrangements

Victor Perlroth, M.D.

Our Chief Executive Officer and Chairman, Dr. Perlroth’s annual base salary is $631,000 and he is eligible for an annual incentive payment equal to 60% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement with Dr. Perlroth in September 2018. The employment agreement has no specific term and constitutes at-will employment.

Dr. Perlroth’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to 18 months of base salary, (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 150% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to 18 months, or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Perlroth is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Perlroth’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Dr. Perlroth’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Perlroth’s outstanding equity awards as of December 31, 2020, see the section captioned “2020 Outstanding Equity Awards at Fiscal Year-End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

John A. Borgeson

Our Senior Vice President, Chief Financial Officer and Secretary, Mr. Borgeson’s annual base salary is $441,000, and he is eligible for an annual incentive payment equal to 40% of his base salary, subject to achievement of performance metrics. We entered into an employment agreement with Mr. Borgeson in September 2018. The employment agreement has no specific term and constitutes at-will employment.

Mr. Borgeson’s employment agreement also provides that if his employment is terminated by us without “cause”, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his employment agreement), 12 months base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Mr. Borgeson is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Mr. Borgeson’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Mr. Borgeson’s execution and non-revocation of a customary release of claims with us.

For information regarding Mr. Borgeson’s outstanding equity awards as of December 31, 2020, see the section captioned “2020 Outstanding Equity Awards at Fiscal Year-End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Jason Ehrlich, M.D., Ph.D.

Our Chief Medical Officer and Chief Development Officer, Dr. Ehrlich’s annual base salary is $469,000, and he is eligible for an annual incentive payment equal to 40% of his base salary, subject to achievement of performance metrics. We entered into an amended employment agreement with Dr. Ehrlich in September 2018. The employment agreement has no specific term and constitutes at-will employment.

Dr. Ehrlich’s amended employment agreement also provides that if his employment is terminated by us without cause, or he terminates his employment for “good reason” (as such terms are defined in his employment agreement), he is entitled to (1) a lump sum payment equal to nine months base salary (or if the termination occurs during the period beginning three months prior to and ending 24 months after a “corporate transaction” (as defined in his amended employment agreement) and ending 24 months after a corporate transaction, 12 months’ base salary), (2) a lump sum payment equal to his maximum target annual bonus, prorated for the portion of the fiscal year elapsed as of the termination date (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, 100% of his maximum target annual bonus, without proration), (3) if he elects to continue receiving health care and dental coverage under COBRA, our payment of the portion of premiums for such continuation coverage that we pay for active and similarly situated employees for up to nine months (or if the termination occurs during the period beginning three months prior to and ending 24 months after a corporate transaction, for up to 12 months), or if such payments are not permitted by law, monthly taxable payments to him in lieu of our payment of such COBRA premiums, and (4) accelerated vesting of his outstanding equity awards equal to the portion of the equity awards that would have vested had he continued to be employed by us during the 12-month period after his termination (or if his termination occurs on or within 24 months of a corporate transaction, 100% of the unvested portions of the equity awards). In addition, if on the date 24 months immediately following the consummation of any corporate transaction Dr. Ehrlich is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant, then 100% of Dr. Ehrlich’s outstanding equity awards will vest. The receipt of payments and benefits specified in this paragraph is conditioned upon Dr. Ehrlich’s execution and non-revocation of a customary release of claims with us.

For information regarding Dr. Ehrlich’s outstanding equity awards as of December 31, 2020, see the section captioned “2020 Outstanding Equity Awards at Fiscal Year-End,” including with respect to acceleration of vesting provisions that apply to certain of his equity awards in certain circumstances.

Equity Plans

The 2018 Plan provides that in the event of our merger with or into another corporation or other entity or a “change in control,” (as defined in the 2018 Plan), each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Under our 2015 Share Incentive Plan (the “2015 Plan”), unless otherwise described in an award agreement, in the event of a corporate transaction (as defined in the 2015 Plan), each outstanding option will either be (1) assumed or an equivalent option or right will be substituted by the successor corporation (or a parent or subsidiary of the successor corporation), or (2) terminated in exchange for a payment of cash, securities and/or other property equal to the excess of the fair market value of the portion of the shares underlying the portion of the option that is vested and exercisable immediately prior to the consummation of the corporate transaction over the per share exercise price of the option. If the successor corporation (or a parent or subsidiary of the successor corporation) does not agree to such assumption, substitution, or exchange, each such option will terminate upon the completion of the corporate transaction. Unless a participant’s award agreement, employment agreement or other written agreement provides otherwise, if the corporate transaction constitutes a triggering event (as defined in the 2015 Plan) and any outstanding option held by a participant is to be terminated (in whole or in part), each such option will become fully vested and exercisable before the completion of the triggering event at such time and on such conditions as the administrator determines. The administrator will notify the participant that the option will terminate at least five days before the date the option terminates.

Potential Payments upon Termination or Change in Control

Name	Termination by Company without Cause or resignation for Good Reason not in Corporate Transaction period ($)		Termination by Company without Cause or resignation for Good Reason during a Corporate Transaction period ($) (1)
Victor Perlroth, M.D.
Base salary	$946,500	(2)	$946,500	(2)
Target bonus	378,600	(3)	567,900	(4)
COBRA premiums	20,057	(5)	20,057	(5)
Accelerated vesting of equity awards	56,273,191	(10)	130,785,835	(11)
John A. Borgeson
Base salary	330,750	(6)	441,000	(7)
Target bonus	176,400	(3)	176,400	(3)
COBRA premiums	5,675	(8)	7,567	(9)
Accelerated vesting of equity awards	16,936,569	(10)	39,953,174	(11)
Jason Ehrlich, M.D., Ph.D.
Base salary	351,750	(6)	469,000	(7)
Target bonus	187,600	(3)	187,600	(3)
COBRA premiums	15,314	(8)	20,419	(9)
Accelerated vesting of equity awards	22,800,324	(10)	51,822,329	(11)

(1)	The corporate transaction period shall mean the period beginning 3 months prior to a Corporate Transaction and ending 24 months after such Corporate Transaction.
(2)	Represents 18 months of Dr. Perlroth’s base salary.

(3)	Represents 100% of the named executive officers’ target annual bonus opportunity.
(4)	Represents 150% of Dr. Perlroth’s target annual bonus opportunity.
(5)	Represents 18 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the named executive officers.
(6)	Represents 9 months of the named executive officer’s base salary.
(7)	Represents 12 months of the named executive officer’s base salary.
(8)	Represents 9 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the named executive officers.
(9)	Represents 12 months of our contribution towards health insurance, based on our actual costs to provide health insurance to the named executive officers.
(10)

Represents the value of 12 months acceleration of vesting of the named executive officers’ unvested and outstanding equity awards, based on the market price of a share of our common stock on December 31, 2020, which was $146.91.

(11)

Represents the value of acceleration of vesting of 100% of the named executive officers’ unvested and outstanding equity awards, based on the market price of a share of our common stock on December 31, 2020, which was $146.91.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Victor Perlroth, M.D., our Chief Executive Officer (our “CEO”). The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For fiscal year 2020, our last completed fiscal year:

•	the median of the annual total compensation of all our employees (other than our CEO) was $517,381; and

•	the annual total compensation of our CEO, as reported in the “2020 Summary Compensation Table” above, was $8,942,761.

The CEO and employee compensation amounts include equity grants, including new hire equity grants, that do not reflect compensation actually received or amounts that may be realized in the future. The equity amounts included in the CEO and median compensation of all employees reflects the aggregate grant date fair value in fiscal year 2020 for the option award or the RSU award as computed in accordance with FASB ASC 718.

Based on this information, for fiscal year 2020, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees was 17 to 1.

As permitted by the SEC rules, we identified our median employee as of December 31, 2020, by: (i) calculating for each full-time employee, except our CEO, and part-time employee on that date (a) actual annual base salary in 2020 (annualized for new hires who were not employed for the entire year and for permanent employees on an unpaid leave of absence for a portion of the year), (b) actual annual bonus earned in 2020 (annualized for new hires who were not employed for the entire year and for permanent employees on an unpaid leave of absence for a portion of the year), and (c) the grant date fair value of all equity awards granted in 2020; and (ii) ranking this compensation from lowest to highest to identify our median employee. For purposes of this disclosure, earnings of any employee outside the U.S. were converted to U.S. dollars using the monthly average Swiss franc to U.S. dollar exchange rate for each month in 2020, based on exchange rates used by us for various purposes. We used this compensation as our consistently applied compensation measure because we believe it was representative of our employee compensation. After identifying our median employee and ensuring this employee did not have anomalous compensation in 2020, we then calculated the annual total compensation of our median employee using the same methodology we used for our CEO, and our other named executive officers, in the “2020 Summary Compensation Table” above.

The pay ratio above is a reasonable estimate calculated in a manner consistent with the SEC rules. The SEC rules provide companies with significant flexibility in identifying the median employee and calculating the pay ratio, including flexibility to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio above may not be comparable with the pay ratios of other companies, even companies within our industry.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of August 1, 2021 for:

•	each person who we know beneficially owns more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentage of beneficial ownership shown in the table is based upon 51,451,514 shares outstanding as of August 1, 2021.

Information with respect to beneficial ownership has been furnished by each director, executive officer or beneficial owner of more than 5% of our common stock. We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after August 1, 2021. Certain of the options granted to our named executive officers may be exercised prior to the vesting of the underlying shares. We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our right to repurchase such shares until such shares have vested. These shares are deemed to be outstanding and beneficially owned by the person holding those options or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Kodiak Sciences Inc., 1200 Page Mill Road, Palo Alto, California 94304.

Name of Beneficial Owner	Shares	Percentage
5% Stockholders:
Entities affiliated with Baker Bros. Advisors LP(1)	14,323,868	27.7%
Victor Perlroth, M.D.(2)	6,179,847	11.5
Entities affiliated with Wellington Management Group LLP(3)	5,843,656	11.4
T Rowe Price Associates, Inc.(4)	6,176,211	12.0
Entities affiliated with The Vanguard Group(5)	2,835,620	5.5
Entities affiliated with BlackRock, Inc.(6)	3,090,062	6.0
Directors and Named Executive Officers:
Victor Perlroth, M.D.(2)	6,179,847	11.5
John Borgeson(7)	613,563	1.2
Jason Ehrlich, M.D., Ph.D.(8)	341,544	*
Felix J. Baker, Ph.D.(1)	14,323,868	27.7
Charles Bancroft(9)	34,800	*
Bassil I. Dahiyat, Ph.D.(10)	60,988	*
Richard S. Levy, M.D.(11)	86,988	*
Robert A. Profusek(12)	95,988	*
Taiyin Yang, Ph.D.(13)	10,582	*
All directors and executive officers as a group (9 persons)(14)	21,748,168	39.7

(*)	Less than one percent.

(1)

Based on a review of the Schedule 13D/A filed on July 26, 2021, the shares of common stock beneficially owned by Baker Bros. Advisors LP, (“BBA”), are held by the following stockholders: (a) 1,143,396 shares of common stock owned by 667, L.P., (“667”), (b) 11,184 shares of common stock underlying warrants issued to 667 that are exercisable within 60 days of August 1, 2021, (c) 12,994,485 shares of common stock owned by Baker Brothers Life Sciences, L.P., (“BBLS”), (d) 138,815 shares of common stock underlying warrants issued to BBLS that are exercisable within 60 days of August 31, 2021, and (e) 35,988 shares subject to options held by Felix J. Baker, a member of our board of directors, that are immediately exercisable or exercisable within 60 days of August 1, 2021. BBA is the management company and investment adviser to 667 and BBLS and may be deemed to beneficially own all of the securities held by 667 and BBLS. Baker Bros. Advisors (GP) LLC, (“BBA-GP”), is the sole general partner of BBA. Dr. Baker and Julian C. Baker have voting and investment power over our securities held by each of 667 and BBLS, as managing members of BBA-GP. Dr. Baker, BBA and BBA-GP disclaim beneficial ownership of our securities held by 667 and BBLS, except to the extent of their pecuniary interest therein. BBA’s address is 860 Washington Street, 3rd Floor, New York, New York 10014.

(2)

Based on a review of the Schedule 13G/A filed on February 16, 2021, consists of (a) 3,508,038 shares of common stock held directly by Dr. Perlroth, (b) 2,081,756 shares subject to options held by Dr. Perlroth that are immediately exercisable or exercisable within 60 days of August 1, 2021, including 171,850 shares subject to options with performance-based milestones, and (c) 564,000 shares as to which Dr. Perlroth has sole voting power and no investment power. 2,000,000 shares of common stock owned by Dr. Perlroth have been pledged as collateral to secure obligations pursuant to a loan relating to the previously disclosed Stipulation for Settlement with his spouse.

(3)

Based on a review of the Schedule 13G/A filed on June 9,2021, Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP have shared voting power over 5,246,261 shares of our common stock and shared dispositive power over 5,843,656 shares of our common stock and Wellington Management Company LLP has shared voting power over 5,135,216 shares of our common stock and shared dispositive power over 5,443,764 shares of our common stock. The address of each entity is c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts 02210.

(4)

Based on a review of the Schedule 13G/A filed on February 16, 2021, T. Rowe Price Associates, Inc. has sole voting power over 1,422,064 shares of our common stock and sole dispositive power over 6,176,211 shares of our common stock. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(5)

Based on a review of the Schedule 13G filed on February 10, 2021, The Vanguard Group has shared voting power over 74,146 shares of our common stock, shared dispositive power over 100,211 shares of our common stock and sole dispositive power over 2,735,409 shares of our common stock. The address for The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(6)

Based on a review of the Schedule 13G filed on February 2, 2021, Blackrock, Inc. has sole voting power over 3,046,033 shares of our common stock and sole dispositive power over 3,090,062 shares of our common stock. The address for Blackrock Inc. is 55 East 52nd Street, New York, NY 10055.

(7)

Consists of (a) 170,319 shares of common stock owned by Mr. Borgeson and (b) 443,244 shares subject to options held by Mr. Borgeson that are immediately exercisable or exercisable within 60 days of August 1, 2021.

(8)

Consists of (a) 53,233 shares of common stock owned by Dr. Ehrlich, (b) 288,311 shares subject to options held by Dr. Ehrlich that are immediately exercisable or exercisable within 60 days of August 1, 2021.

(9)

Consists of (a) 25,948 shares of common stock owned by Mr. Bancroft and (b) 8,852 shares subject to options held by Mr. Bancroft that are immediately exercisable or exercisable within 60 days of August 1, 2021.

(10)	Consists of 60,988 shares subject to options held by Dr. Dahiyat that are immediately exercisable or exercisable within 60 days of August 1, 2021.
(11)

Consists of (a) 1,000 shares of common stock owned by Dr. Levy and (b) 85,988 shares subject to options held by Dr. Levy that are immediately exercisable or exercisable within 60 days of August 1, 2021.

(12)

Consists of (a) 10,000 shares of common stock owned by Mr. Profusek and (b) 85,988 shares subject to options held by Mr. Profusek that are immediately exercisable or exercisable within 60 days of August 1, 2021.

(13)	Consists of 10,582 shares subject to options held by Dr. Yang that are immediately exercisable or exercisable within 60 days of August 1, 2021.
(14)

Consists of (a) 18,460,419 shares of common stock held by our directors and executive officers then in office and entities affiliated with certain of our directors and executive officers then in office, (b) 3,287,749 shares of common stock issuable pursuant to stock options held by such directors and officers that are immediate exercisable or exercisable within 60 days of August 1, 2021, including 171,850 shares subject to options with performance based milestones, and 149,999 shares of common stock issuable pursuant to warrants that are exercisable within 60 days of August 1, 2021.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information about our equity compensation plans as of December 31, 2020. All outstanding awards relate to our common stock.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(2)
Equity compensation plans approved by security holders:
2015 Share Incentive Plan	2,499,469	$5.27	—
2018 Equity Incentive Plan	4,757,752	35.38	2,742,183
2018 Employee Stock Purchase Plan	—	—	460,000
Equity compensation plans not approved by security holders	—	—	—
Total	7,257,221		3,202,183

(1)	The weighted-average exercise price does not include shares to be issued in connection with the settlement of RSUs, since such awards do not have an exercise price.
(2)

Our 2018 Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 4,300,000 shares; (b) 4% of the outstanding shares of common stock as of the last day of the immediately preceding fiscal year; and (c) such other amount as our board of directors may determine. Our 2018 Employee Stock Purchase Plan includes provisions providing for an annual increase in the number of securities available for future issuance on the first day of each fiscal year, equal to the least of: (a) 920,000 shares, (b) 1% of the outstanding shares of common stock on the first day of such fiscal year; and (c) such other amount as our board of directors, or a committee appointed by our board of directors, may determine.

* * *

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Special Meeting. If any other matters are properly brought before the Special Meeting, it is the intention of the person named in the accompanying proxy to vote on such matters in accordance with his best judgment.

By Order of the Board of Directors /s/ Victor Perlroth, M.D.
Victor Perlroth, M.D.
Chief Executive Officer and Chairman of the Board
September 13, 2021

Kodiak Sciences Inc.

2021 Long-Term Performance Incentive Plan

1.General.

(a)Purpose. As part of its employee compensation program, Kodiak Sciences Inc. (the “Company”) has adopted this 2021 Long-Term Performance Incentive Plan (the “Plan”), effective as of August 12, 2021 (the “Effective Date”), subject to Section 2 below. The purpose of the Plan is to help attract and retain key employees by providing them with additional incentives and to encourage such employees to contribute maximum effort towards supporting the Company’s next phase of transformational performance and growth.

(b)Eligible Employees. An employee of the Company shall be eligible to participate in the Plan if (i) such employee is at Grade Level 10 or above at the Company and (ii) such employee has agreed to participate in the Plan by executing and returning an Election Form to the Company within the time period required therein. Notwithstanding the foregoing, the determination of whether an employee may participate in the Plan shall be made by the Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

2.Stockholder Approval Required. The Plan shall be subject to stockholder approval at a special meeting of the Company’s stockholders to be held as soon as practicable following the Effective Date. If such stockholder approval is not obtained, then each Award granted under the Plan will be forfeited and each Participant will receive 100% of his or her Annual LTI Awards for fiscal year 2021. If such stockholder approval is obtained, each Participant will forego a portion of each Annual LTI Award that may be granted by the Company to the Participant during the Performance Period, with such foregone portion being specified in his or her Election Form.

3.Administration of the Plan.

(a)Powers of the Administrator. The Administrator shall have the authority, in its discretion:

(1)to select the employees to whom Awards may be granted pursuant to the Plan;

(2)to determine the number of Shares to be covered by each Award granted pursuant to the Plan;

(3)to approve the forms of Award Agreements for use under the Plan;

(4)to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted pursuant to the Plan. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator shall determine;

(5)to construe and interpret the terms of the Plan and the Awards granted pursuant to the Plan;

(6)to modify or amend each Award, including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of Awards;

(7)to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator; and

(8)to make all other determinations deemed necessary or advisable for administering the Plan.

(b)Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(c)Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations shall be final and binding on all Participants.

4.Stock Subject to the Plan. Subject to the provisions of Section 6 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 5,502,334 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.

5.Awards.

(a)Each Award granted under the Plan will be a Nonstatutory Stock Option.

(b)The term of each Award will be stated in the Award Agreement.

(c)Exercise Price.

(1)The per Share exercise price of each Award will be no less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant.

(2)At the time an Award is granted, the Administrator will fix the period within which the Award may be exercised and will determine any conditions that must be satisfied before the Award may be exercised.

(3)The Administrator will determine the acceptable form of consideration for exercising an Award, including the method of payment. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Award will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d)Exercise of Award.

(1)Any Award granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Award may not be exercised for a fraction of a Share.

(2)An Award will be deemed exercised when the Company receives: (i) a notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Award, and (ii) full payment for the Shares with respect to which the Award is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Award will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse, or, if approved by the Administrator, in the name of an estate planning vehicle established for the exclusive benefit of the Participant and the Participant’s family members within the meaning of Instruction A.1.(a)(5) of Form S-8 under the Securities Act. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Award, notwithstanding the exercise of the Award. The Company will issue (or cause to be issued) such Shares promptly after the Award is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 6 of the Plan.

(3)Exercising an Award in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Award, by the number of Shares as to which the Award is exercised.

(4)If a Participant ceases to be a Service Provider, the Participant may exercise his or her Award, to the extent vested, within such period of time as is specified in the Award Agreement (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). If after termination the Participant does not exercise his or her Award within the time specified by the Administrator, the Award will terminate, and the Shares covered by such Award will revert to the Plan.

(e)Vesting of Award. A Participant’s Award shall be subject to the vesting requirements set forth in the Award Agreement.

6.Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits in Section 4 of the Plan.

(b)Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)Change in Control. In the event of a Change in Control, each outstanding Award will be treated as set forth in the applicable Award Agreement.

7.Tax.

(a)Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value not in excess of the maximum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a fair market value not in excess of the maximum statutory amount required to be withheld. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c)Compliance With Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company (or any Parent or Subsidiary of the Company, as applicable) reimburse a Participant for any taxes imposed or other costs incurred as a result of Section 409A.

8.Amendment and Termination of the Plan. Subject to Section 2 above, the Plan is effective as of the Effective Date and will continue in effect for a term of ten (10) years following the Effective Date, unless terminated earlier in accordance with this Section 8. The Board may modify, amend, or terminate the Plan at any time, provided that such modification, amendment or termination shall not cancel, reduce, or otherwise adversely affect the amount of any Award previously determined and granted to any Participant as of the date of any such modification, amendment, or termination, without the consent of the Participant unless such modification, amendment or termination is required to conform the Plan to Applicable Laws.

9.No Guarantee of Employment. Neither the Plan nor any Award shall confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor shall they interfere in any way with the Participant’s right or the right of the Company to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

10.Choice of Law. This Plan and any controversy arising out of or relating to this Plan shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to conflict of law principles that would result in any application of any law other than the law of the State of California.

11.Definitions. For purposes of the Plan, the following definitions shall apply. Capitalized terms used but not otherwise defined in the Plan will have the meanings ascribed to such terms in the Equity Plan.

(a)“Annual LTI Award” means an annual long-term incentive equity award that may be granted to a Participant with respect to any given fiscal year during the Performance Period.

(b)“Award” or means each Nonstatutory Stock Option granted to a Participant pursuant to the Plan.

(c)“Award Agreement” means an agreement between a Participant and the Company evidencing the terms and conditions of the Award, in substantially the form attached hereto as Exhibit A.

(d)“Award Notice” means the “Notice of Stock Option Grant” that accompanies the Award Agreement.

(e)“Election Form” means the Election Form for Special Equity Award in substantially the form attached hereto as Exhibit B.

(f)“Equity Plan” means the Kodiak Sciences Inc. 2018 Equity Incentive Plan, as amended from time to time, or any successor plan thereto.

(g) “Participant” means an Employee of the Company who meets the eligibility requirements set forth in Section 1 hereof to receive, and who has received, an Award.

(h)“Performance Period” shall mean the period commencing as of the Date of Grant and ending on August 11, 2028; provided, that the Performance Period may be extended as set forth in the Award Agreement.

Exhibit A

Award Agreement

Kodiak Sciences Inc.

2021 LONG-TERM PERFORMANCE INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Kodiak Sciences Inc. 2021 Long-Term Performance Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement, which includes the Notice of Stock Option Grant (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant attached hereto as Exhibit A, and all appendices and exhibits attached thereto (all together, the “Option Agreement”).

NOTICE OF STOCK OPTION GRANT

Participant:

Address:

The undersigned Participant has been granted an Option to purchase Common Stock of Kodiak Sciences Inc. (the “Company”), subject to the terms and conditions of the Kodiak Sciences Inc. 2021 Long-Term Performance Incentive Plan attached hereto as Exhibit B (the “Plan”) and this Option Agreement, as follows:

Date of Grant:
Number of Shares Granted:
Exercise Price per Share:	$
Total Exercise Price:	$
Type of Option:	Nonstatutory Stock Option
Term/Expiration Date:

1.Vesting Schedule. The Option will be earned, vest and become exercisable based on the attainment of the Performance-Based Requirement and Service-Based Requirement, as described below. [FOR CEO ONLY: Notwithstanding the foregoing, the Option will be immediately exercisable pursuant to the Restricted Stock Purchase Agreement and related documents attached as Exhibit D hereto.]

(a)Performance-Based Requirement. Subject to the Participant continuing to be a Service Provider through each applicable date, the Option will be earned as to an applicable percentage of the Option based on the Stock Price meeting or exceeding the corresponding Stock Price Goal for a period of ninety (90) consecutive trading days during the Performance Period (such earned portion of the Option, the “Earned Option”), in accordance with the table below.

Option Tranche	Stock Price Goal	Tranche Earning Percentage	Cumulative Earning Percentage
Tranche 1	$200	7.5%	7.5%
Tranche 2	$300	12.5%	20%
Tranche 3	$400	25.0%	45%
Tranche 4	$500	25.0%	70%
Tranche 5	$600	20.0%	90%
Tranche 6	$700	5.0%	95%
Tranche 7	$800	5.0%	100%

(b)Service-Based Requirement. Following the attainment of the Stock Price Goal in accordance with Section 1(a) above, the Earned Option will be subject to additional time-based vesting and will vest in substantially equal monthly installments on the first day of each complete calendar month that occurs during the Service-Based Period, subject to the Participant continuing to be a Service Provider through each applicable vesting date.

(c)Operational and Sales Milestones.

(i)Notwithstanding Section 1(a) above, subject to the Participant continuing to be a Service Provider through each applicable date, the Option will be earned as to an applicable percentage of the Option based on the Company’s achievement of the corresponding Operational Milestone or Sales Milestone during the Performance Period, in accordance with the table below. Any such portion of the Option that is earned based on the Company’s achievement of the corresponding Operational Milestone or Sales Milestone during the Performance Period in accordance with this Section 1(c)(i) shall constitute the “Earned Option” for purposes of this Option Agreement.

Operational/Sales Milestone	Operational/Sales Milestone Earning Percentage
First Operational Milestone	15%
Second Operational Milestone	5%
Third Operational Milestone	5%
Sales Milestone	10%

(ii)Following the attainment of the Operational Milestone or Sales Milestone in accordance with Section 1(c)(i) above, the Earned Option will be subject to additional time-based vesting and will vest in substantially equal monthly installments on the first day of each complete calendar month that occurs during the Service-Based Period, subject to the Participant continuing to be a Service Provider through each applicable vesting date.

(iii)Notwithstanding anything herein to the contrary, the portion of the Option that is eligible to be earned based on the attainment of an Operational Milestone or Sales Milestone shall be inclusive of, and not in addition to, any portion of the Option that may be earned based on attainment of the Stock Price Goal. To the extent a portion of the Option becomes earned based on the attainment of an Operational Milestone or Sales Milestone, the subsequent tranche(s) of the Option that is eligible to be earned based on attainment of the Stock Price Goal shall be reduced by the excess, if any, of the number of Options earned over the “Cumulative Earning Percentage” set forth in the table in Section 1(a) above. For purposes of illustration only, (A) if fewer than 25% of the Option has been earned based on the Stock Price Goal, then up to 25% of the Option (inclusive of any portion previously earned based on the Stock Price Goal) shall be eligible to be earned based on attainment of the Operational Milestones and (B) if all three Operational Milestones are achieved following attainment of the Stock Price Goal for tranche 1 (i.e., $200) but prior to attainment of the Stock Price Goal for tranche 2 (i.e., $300) resulting in a Cumulative Earning Percentage equal to 25% of the Option, then (I) the portion of the Option eligible to be earned based on the Stock Price Goal in tranche 2 shall be reduced to zero and (II) the portion of the Option eligible to be earned based on the Stock Price Goal in tranche 3 shall be reduced to 20% in order to account for the 25% of the Option that has previously vested based on achievement of all three Operational Milestones. These principles are further illustrated in the table set forth below.

Option Tranche	Stock Price Goal	Tranche Earning Percentage	Cumulative Earning Percentage
Tranche 1	$200	7.5%	7.5%
Operational Milestones Achieved	-	17.5%	25%
Tranche 2	$300	~~12.5%~~	~~20%~~
Tranche 3	$400	~~25.0%~~ 20.0%	45%
Tranche 4	$500	25.0%	70%
Tranche 5	$600	20.0%	90%
Tranche 6	$700	5.0%	95%
Tranche 7	$800	5.0%	100%

2.Treatment Upon Termination of Employment.

(a)Termination for Cause. In the event that the Participant’s employment with the Company is terminated by the Company for Cause, the Unvested Option shall immediately terminate and be forfeited without consideration.

(b)Voluntary Resignation. In the event that the Participant’s employment with the Company is terminated due to the Participant’s voluntary resignation other than for Good Reason, the Unvested Option shall immediately terminate and be forfeited without consideration.

(c)Termination without Cause/for Good Reason. Subject to the Participant’s execution and delivery of a release and waiver of claims agreement drafted by and satisfactory to counsel for the Company, and such release and waiver of claims agreement must be executed and become effective within sixty (60) days following the employment termination date (the date such release and waiver of claims agreement becomes effective, the “Release Effective Date”), in the event that the Participant’s employment with the Company is terminated by the Company without Cause or due to the Participant’s resignation for Good Reason, a pro-rata portion of the Option that has been earned as of the date of such termination based on the attainment of the Stock Price Goal, Operational Milestones and/or Sales Milestone, as applicable, shall become vested and exercisable as of the Release Effective Date, based on a fraction the numerator of which is the number of completed Months of Service between the Date of Grant and the date of such termination and the denominator of which is eighty four (84). Any portion of the Option that remains unvested after giving effect to the preceding sentence shall immediately terminate and be forfeited without consideration.

(d)Retirement. In the event that the Participant’s employment with the Company is terminated due to the Participant’s Retirement, the portion of the Option that has been earned as of the date of such termination based on the attainment of the Stock Price Goal, Operational Milestones and/or Sales Milestone, as applicable, shall continue to vest and become exercisable based on the original monthly vesting schedule during the Service-Based Period as if such termination had not occurred. Any portion of the Option that is unearned as of the date of termination shall immediately terminate and be forfeited without consideration.

(e)Death/Severe Disability. In the event that the Participant’s employment with the Company is terminated due to the Participant’s death or Severe Disability, the portion of the Option that has been earned based on the attainment of the Stock Price Goal, Operational Milestones and/or Sales Milestone, as applicable, prior to the date of such termination shall become vested and exercisable as of the date of such termination. Any portion of the Option that is unearned as of the date of termination shall immediately terminate and be forfeited without consideration.

3.Post-Termination Exercise Period. The Option, to the extent earned and vested, will be exercisable for the following periods after the Participant ceases to be a Service Provider.

(a)Death. In the event of the death of the Participant during the period of continuous Service Provider status since the date of grant of the Option, or within three (3) months following termination of the Participant’s continuous Service Provider status, the Vested Option may be exercised by the Participant’s estate, or by a person who acquired the right to exercise the Option by bequest or inheritance, at any time within nine (9) months following the date of death or, if earlier, the date the Participant’s continuous Service Provider status terminated.

(b)Severe Disability. In the event of termination of Participant’s continuous Service Provider status as a result of the Participant’s Severe Disability, the Participant may exercise the Vested Option at any time within six (6) months following such termination.

(c)Retirement. In the event of termination of Participant’s continuous Service Provider status as a result of the Participant’s Retirement, the Participant may exercise the Vested Option at any time prior to the first (1st) anniversary of the end of the Performance Period.

(d)Other Termination. In the event of termination of the Participant’s continuous Service Provider status for any reason other than death, Severe Disability or Retirement, the Participant may exercise the Option at any time within three (3) months following such termination.

(e)Notwithstanding anything to the contrary in this Section 3, in no event may this Option be exercised after the Term/Expiration Date as provided above and may be subject to earlier termination as provided in Section 4 below.

4.Change in Control.

(a)In the event that a Change in Control occurs during the Performance Period, the Option will be earned as to an applicable percentage of the Option based on the per Share consideration received by the Company’s shareholders in such Change in Control transaction meeting or exceeding the corresponding Stock Price Goal, in accordance with the table set forth in Section 1(a) above, subject to straight-line interpolation to the extent such per Share consideration falls between two Stock Price Goals. For the avoidance of doubt, to the extent that less than thirty five percent (35%) of the Option has vested in such Change in Control based on the Stock Price Goal, then the Option shall remain eligible to be earned based on the attainment of the Operational Milestones and Sales Milestone in accordance with Section 1(c) above. Thereafter, the earned portion of the Option shall vest and become exercisable in accordance with Section 1(b) above; provided, however, that if (i) on the date twenty-four (24) months immediately following the consummation of such Change in Control, the Participant is providing services to the acquiring company (or its subsidiaries or parent) as either an employee or a consultant or (ii) within twenty-four (24) months following the consummation of such Change in Control, the Participant’s employment is terminated by the Company without Cause or by the Participant for Good Reason, then in either the case of (i) or (ii), one hundred percent (100%) of the Option that has previously been earned based on the Stock Price Goal, Operational Milestones and/or Sales Milestone but that remains unvested based on the Service-Based Period shall vest and become exercisable in full, subject to the Participant’s execution and delivery of a release and waiver of claims agreement drafted by and satisfactory to counsel for the Company, and such release and waiver of claims agreement must be executed and become effective within sixty (60) days following the employment termination date or the second (2nd) anniversary of the Change in Control, as applicable.

(b)Notwithstanding the foregoing, in the event that the successor corporation does not assume or substitute for the Option, the Participant will fully vest in and have the right to exercise the portion of the Option that has been earned as of the date of such Change in Control after giving effect to Section 4(a) above. In addition, if an Award is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Award will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Award will terminate upon the expiration of such period.

5.Stockholder Approval Required. Notwithstanding anything to the contrary in this Option Agreement, the Option is subject to approval of the Plan by the stockholders of the Company at a special meeting of the Company’s stockholders to be held as soon as practicable following the Date of Grant. If such stockholder approval of the Plan is not obtained, then the Option granted hereunder will be forfeited and the Participant will receive 100% of the Participant’s Annual LTI Award for fiscal year 2021. If such stockholder approval is obtained, the Participant will forego a portion of each Annual LTI Award that may be granted by the Company to the Participant during the Performance Period (including, for the avoidance of doubt, the Annual LTI Award for fiscal year 2021), with such foregone portion being specified in the Participant’s Election Form.

6.Definitions. For purposes of this Option Agreement, the following definitions shall apply.

(a)“Annual LTI Award” means an annual long-term incentive equity award that may be granted to a Participant with respect to any given fiscal year during the Performance Period.

(b)“Cause” shall mean: (i) the Participant’s conviction of, including pleading guilty or nolo contendere to, any felony or any crime involving dishonesty; (ii) the Participant’s participation in any fraud or act of dishonesty against the Company that has caused or is reasonably expected to result in injury to the Company; (iii) a material violation by the Participant of any of the Company’s written policies or other serious misconduct, in each case that results in or is reasonably likely to result in material harm to Company; (iv) the Participant’s willful and continued failure substantially to perform any of the Participant’s job duties (other than as a result of total or partial Severe Disability) that is not cured within thirty (30) days following written notice of Cause from the Company; (v) conduct by the Participant which, in the good faith and reasonable determination of the Administrator, demonstrates gross unfitness to serve; or (vi) the Participant’s material breach of any agreement with the Company (or its subsidiaries or successors).

(c)“Corporate Transaction” shall mean any (i) consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the members/shareholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting equity of the continuing or surviving entity after such consolidation, merger or reorganization, (ii) any transaction or series of related transactions to which the Company is a party, in which in excess of fifty percent (50%) of the Company’s voting equity securities is transferred, except for bona fide sales of the Company’s equity securities to investors for primarily fundraising purposes, or (iii) a sale of substantially all of the assets of the Company.

(d)“Election Form” means the Election Form for Special Equity Award pursuant to which the Participant elected to forego a portion of each Annual LTI Award that may be granted by the Company to the Participant during the Performance Period.

(e)“Employment Agreement” shall mean the Executive Employment Agreement by and between the Company and Participant.

(f)“First Operational Milestone” shall mean U.S. Food and Drug Administration approval of a Biologics License Application in respect of a first major indication (RVO, DME and/or wAMD).

(g)“Good Reason” means the occurrence of any one or more of the following events without the prior written consent of Participant: (i) a material reduction in Base Salary or Targeted Incentive Bonus (as such terms are defined in the Employment Agreement) opportunity or benefits, provided that any reduction in Base Salary (and any reduction in the dollar amount of Participant’s Targeted Incentive Bonus opportunity resulting from such reduction in Base Salary) that is related to a cross executive team base salary reduction shall not constitute “Good Reason”; (ii) a material reduction in Participant’s title, duties, or responsibilities or change in reporting line; provided that a reassignment following a Corporate Transaction to a position that is substantially similar to the position held prior to the Corporate Transaction shall not constitute a material reduction in job responsibilities or duties; (iii) a relocation of Participant’s primary work location that increases Participant’s one-way commute by more than fifty (50) miles; (iv) failure of the successor company to assume obligations contained in this Option Agreement or any other equity compensation agreement in place between Participant and the Company at the time of the Corporate Transaction; (v) any written directive given to Participant by the Chief Executive Officer or the Board, as applicable, that is in conflict with Participant’s professional obligations or otherwise in violation of applicable law or regulation, in all cases, of which the Chief Executive Officer or the Board, as applicable, has knowledge of such obligations or law or regulation prior to the issuance of such directive; or (vi) the Company’s material breach of any terms of this Option Agreement, any other equity compensation agreement in place between Participant and the Company, or the Employment Agreement; provided, however, that no such event or condition shall constitute Good Reason unless (A) Participant gives the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (B) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice, and (C) the termination date occurs within ninety (90) days following the Company’s receipt of such notice.

(h)“Month of Service” shall mean a consecutive period of 30 calendar days during which the Participant is continuously employed with, and is actively providing service, to the Company or any Parent or Subsidiary of the Company.

(i)“Operational Milestone” shall mean each of the First Operational Milestone, Second Operational Milestone and Third Operational Milestone.

(j)“Performance Period” shall mean the period commencing as of the Date of Grant and ending on August 11, 2028; provided, that the Performance Period may be extended by up to ninety (90) trading days if as of the last day of the Performance Period (without regard to any extension) the Stock Price has reached or exceeded a Stock Price Goal for less than ninety (90) trading days.

(k)“Retirement” shall mean the Participant’s voluntary resignation from the Company on or after the date on which the Participant attains 65 years of age.

(l)“Sales Milestone” shall mean the first completed fiscal year of the Company in which the Company has generated sales of at least $2.5 billion.

(m)“Second Operational Milestone” shall mean U.S. Food and Drug Administration approval of a Biologics License Application in respect of a second major indication (RVO, DME and/or wAMD).

(n)“Service-Based Period” shall mean the period commencing on either (i) the date on which the applicable Stock Price Goal was attained in accordance with this Option Agreement or (ii) the date on which the applicable Operational Milestone or Sales Milestone was attained in accordance with this Option Agreement and ending, in either case, on the last day of the Performance Period.

(o)“Severe Disability” shall mean that the Participant is unable, due to a physical or mental impairment, to perform the essential functions of the Participant’s job position, with or without reasonable accommodation, for a period of two hundred seventy (270) consecutive calendar days. Any determination as to Severe Disability will be made by a licensed physician selected by the Administrator.

(p)“Stock Price” shall mean the closing sales price per share Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, NASDAQ Global Select Market, the NASDAQ Global Market or the NASDAQ Capital Market of The NASDAQ Stock Market) on which the Common Stock is listed (or the closing bid, if no sales were reported), as reported in The Wall Street Journal in the Common Stock.

(q)“Stock Price Goal” shall mean each Stock Price target amount based on which the Option will be earned, as indicated in the table set forth in Section 1(a) above.

(r)“Third Operational Milestone” shall mean U.S. Food and Drug Administration approval of a Biologics License Application in respect of a third major indication (RVO, DME and/or wAMD).

(s)“Unvested Option” shall mean the portion of the Option other than the Vested Option.

(t)“Vested Option” shall mean the portion of the Option that has become earned and vested based on attainment of (i) the Stock Price Goal, Operational Milestone and/or Sales Milestone, as applicable, and (ii) the Participant’s continued employment with the Company through the Service-Based Period.

[Signature page follows.]

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan, attached hereto as Exhibit B, and this Option Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understands all provisions of the Plan and this Option Agreement. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Option Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	Kodiak Sciences Inc.

Signature	Signature

Print Name	Print Name

Title

Address:

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.Grant of Option. The Company hereby grants to the individual (the “Participant”) named in the Notice of Stock Option Grant of this Option Agreement (the “Notice of Grant”) an option (the “Option”) to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Option Agreement and the Plan, each of which is incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan will prevail. The Option will be designated as a Nonstatutory Stock Option.

2.Vesting Schedule. Except as provided in Section 3, the Option awarded by this Option Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Shares scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Option Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3.Administrator Discretion. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan. If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4.Exercise of Option.

(a)Right to Exercise. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

(b)Method of Exercise. This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached as Exhibit C or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice will be completed by Participant and delivered to the Company. The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares together and of any Tax Obligations (as defined in Section 6(a)). This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

5.Method of Payment. Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a)cash;

(b)check;

(c)consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d)if Participant is a U.S. employee, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and that are owned free and clear of any liens, claims, encumbrances, or security interests, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

6.Tax Obligations.

(a)Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient. Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b)Tax Withholding. When the Option is exercised, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer. If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction. Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences). To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant. Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such amounts are not delivered at the time of exercise.

(c)Notice of Disqualifying Disposition of ISO Shares. If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition. Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(d)Code Section 409A. Under Code Section 409A, a stock right (such as the Option) that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of an underlying share on the date of grant (a “discount option”) may be considered “deferred compensation.” A stock right that is a “discount option” may result in (i) income recognition by the recipient of the stock right prior to the exercise of the stock right, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges. The “discount option” may also result in additional state income, penalty and interest tax to the recipient of the stock right. Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the fair market value of a Share on the date of grant in a later examination. Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination.

7.Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account). After such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8.No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

9.Nature of Grant. In accepting the Option, Participant acknowledges, understands and agrees that:

(a)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(b)all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(c)Participant is voluntarily participating in the Plan;

(d)the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(e)the Option and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(g)if the underlying Shares do not increase in value, the Option will have no value;

(h)if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(i)for purposes of the Option, Participant’s engagement as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Option Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); and (ii) the period (if any) during which Participant may exercise the Option after such termination of Participant’s engagement as a Service Provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s engagement agreement, if any; the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Option grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(j)unless otherwise provided in the Plan or by the Company in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k)the following provisions apply only if Participant is providing services outside the United States:

(i)the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

(ii)Participant acknowledges and agrees that none of the Company, the Service Recipient, or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise; and

(iii)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s engagement as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent, any Subsidiary or the Service Recipient, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

10.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11.Data Privacy. Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer or other Service Recipient, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan. Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country. Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan. Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis. If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Options or other equity awards or administer or maintain such awards. Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan. For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

12.Address for Notices. Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company at Kodiak Sciences Inc., 1200 Page Mill Road, Palo Alto, CA 94304, or at such other address as the Company may hereafter designate in writing.

13.Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant; provided, that, if approved by the Administrator, the Option may be transferred to an estate planning vehicle established for the exclusive benefit of Participant and Participant’s family members within the meaning of Instruction A.1.(a)(5) of Form S-8 under the Securities Act.

14.Successors and Assigns. The Company may assign any of its rights under this Option Agreement to single or multiple assignees, and this Option Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Option Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns. The rights and obligations of Participant under this Option Agreement may only be assigned with the prior written consent of the Company.

15.Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the purchase by, or issuance of Shares, to Participant (or his or her estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Subject to the terms of the Option Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.

16.Language. If Participant has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.Interpretation. The Administrator will have the power to interpret the Plan and this Option Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Option Agreement.

18.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19.Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

20.Agreement Severable. In the event that any provision in this Option Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Option Agreement.

21.Amendment, Suspension or Termination of the Plan. By accepting this Option, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read, and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

22.Governing Law and Venue. This Option Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Option or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Option is made and/or to be performed.

23.Country Addendum. Notwithstanding any provisions in this Option Agreement, this Option shall be subject to any special terms and conditions set forth in the appendix (if any) to this Option Agreement for Participant’s country (the “Country Addendum”). Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Country Addendum constitutes part of this Option Agreement.

24.Modifications to the Agreement. This Option Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Option Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Option Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Option Agreement, the Company reserves the right to revise this Option Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the Option.

25.No Waiver. Either party’s failure to enforce any provision or provisions of this Option Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Option Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

26.Tax Consequences. Participant has reviewed with its own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Option Agreement. With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Option Agreement.

EXHIBIT B

Kodiak Sciences Inc.

2021 LONG-TERM PERFORMANCE INCENTIVE PLAN

STOCK OPTION AGREEMENT

COUNTRY ADDENDUM

TERMS AND CONDITIONS

This Country Addendum includes additional terms and conditions that govern the Option granted to Participant under the Plan if Participant works in one of the countries listed below. If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which he or she is currently working or if Participant relocates to another country after receiving the Option, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.

Certain capitalized terms used but not defined in this Country Addendum shall have the meanings set forth in the Plan, and/or the Stock Option Agreement to which this Country Addendum is attached.

NOTIFICATIONS

This Country Addendum also includes notifications relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries listed in this Country Addendum, as of             (except as otherwise noted below). Such laws are often complex and change frequently. As a result, the Company strongly recommends that Participant not rely on the notifications herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be outdated when Participant exercises the Option or sells Shares acquired under the Plan.

In addition, the notifications are general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result. Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes) or if Participant moves to another country after the Option is granted, the information contained herein may not be applicable to Participant.

EXHIBIT C

Kodiak Sciences Inc.

2021 LONG-TERM PERFORMANCE INCENTIVE PLAN

EXERCISE NOTICE

Kodiak Sciences Inc.

1200 Page Mill Road

Palo Alto, CA 94304

Attention: Stock Administration

1.Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Kodiak Sciences Inc. (the “Company”) under and pursuant to the 2021 Long-Term Performance Incentive Plan (the “Plan”) and the Stock Option Agreement, dated ________ and including the Notice of Grant, the Terms and Conditions of Stock Option Grant, and exhibits attached thereto (the “Option Agreement”). The purchase price for the Shares will be $_____________, as required by the Option Agreement.

[FOR CEO ONLY: Exercise of Option. Effective as of today, ________________, _____, the undersigned (“Purchaser”) hereby elects to purchase ______________ shares (the “Shares”) of the Common Stock of Kodiak Sciences Inc. (the “Company”) under and pursuant to the 2021 Long-Term Performance Incentive Plan (the “Plan”) and the Stock Option Agreement, dated ________ and including the Notice of Grant, the Terms and Conditions of Stock Option Grant, the Restricted Stock Purchase Agreement and exhibits attached thereto (the “Option Agreement”). The Purchaser further acknowledges and agrees that the purchase of the Shares hereunder shall be subject to and conditioned upon the Participant entering into the Restricted Stock Purchase Agreement (in the form attached to the Option Agreement as Exhibit D) with respect to any Shares acquired by the Participant hereunder, and such Shares shall be subject to, and shall become vested and non-forfeitable in accordance with, the vesting schedule set forth in the Notice of Grant. The purchase price for the Shares will be $_____________, as required by the Option Agreement.]

2.Delivery of Payment. Purchaser herewith delivers to the Company the full purchase price of the Shares and any Tax Obligations (as defined in Section 6(a) of the Option Agreement) to be paid in connection with the exercise of the Option.

3.Representations of Purchaser. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.Rights as Stockholder. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option. The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 6 of the Plan.

5.Tax Consultation. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

6.Entire Agreement; Governing Law. The Plan and the Option Agreement are incorporated herein by reference. This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

Submitted by:Accepted by:

PURCHASER	Kodiak Sciences Inc.

Signature	Signature

Print Name	Print Name
Address:

Title

Date Received

EXHIBIT D-1

KODIAK SCIENCES INC.

2021 LONG-TERM PERFORMANCE INCENTIVE PLAN

RESTRICTED STOCK PURCHASE AGREEMENT

THIS RESTRICTED STOCK PURCHASE AGREEMENT (the “Agreement”) is made between Victor Perlroth (the “Purchaser”) and Kodiak Sciences Inc. (the “Company”) or its assignees of rights hereunder as of __________________, ____.

Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meanings ascribed to such terms defined in the Company’s 2021 Long-Term Performance Incentive Plan (the “Plan”).

RECITALS

A.Pursuant to the exercise of the Option granted to Purchaser under the Plan and pursuant to the Stock Option Agreement (the “Option Agreement”) dated as of _______, 2021 by and between the Company and Purchaser, which Plan and Option Agreement are hereby incorporated by reference, Purchaser has elected to purchase _________ of those Shares of Common Stock which have not become vested under the vesting schedule set forth in the Option Agreement (“Unvested Shares”).

B.As required by the Option Agreement, as a condition to Purchaser’s election to exercise the Option, Purchaser must execute this Agreement, which sets forth the rights and obligations of the parties with respect to Shares acquired upon exercise of the Option.

1.Repurchase Option.

(a)If Purchaser’s status as a Service Provider is terminated for any reason, the Company shall have the right and option for one hundred and eighty (180) days from such date to purchase from Purchaser, or Purchaser’s personal representative, as the case may be, all of the Purchaser’s Unvested Shares as of the date of such termination at the price paid by the Purchaser for such Shares (the “Repurchase Option”).

(b)Upon the occurrence of such termination, the Company may exercise its Repurchase Option by delivering personally or by registered mail, to Purchaser (or his or her transferee or legal representative, as the case may be) with a copy to the escrow agent described in Section 2 below, a notice in writing indicating the Company’s intention to exercise the Repurchase Option and by delivering to the Purchaser (or the Purchaser’s transferee or legal representative) a check in the amount of the aggregate repurchase price. Upon delivery of such notice and payment of the aggregate repurchase price, the Company shall become the legal and beneficial owner of the Unvested Shares being repurchased and the rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Unvested Shares being repurchased by the Company.

(c)Whenever the Company shall have the right to repurchase Unvested Shares hereunder, the Company may designate and assign one or more employees, officers, directors or stockholders of the Company or other persons or organizations to exercise all or a part of the Company’s Repurchase Option under this Agreement and purchase all or a part of such Unvested Shares.

(d)If the Company does not elect to exercise the Repurchase Option conferred above by giving the requisite notice within one hundred and eighty (180) days following the termination, the Repurchase Option shall terminate.

(e)The Repurchase Option shall terminate in accordance with the vesting schedule contained in Purchaser’s Option Agreement.

2.Transferability of the Shares; Escrow.

(a)Purchaser hereby authorizes and directs the Secretary of the Company, or such other person designated by the Company, to transfer the Unvested Shares as to which the Repurchase Option has been exercised from Purchaser to the Company.

(b)To insure the availability for delivery of Purchaser’s Unvested Shares upon repurchase by the Company pursuant to the Repurchase Option under Section 1, Purchaser hereby appoints the Secretary, or any other person designated by the Company as escrow agent (the “Escrow Agent”), as its attorney-in-fact to sell, assign and transfer unto the Company, such Unvested Shares, if any, repurchased by the Company pursuant to the Repurchase Option and shall, upon execution of this Agreement, deliver and deposit with the Escrow Agent, the share certificates representing the Unvested Shares, together with the stock assignment duly endorsed in blank, attached hereto as Exhibit D-2. The Unvested Shares and stock assignment shall be held by the Escrow Agent in escrow, pursuant to the Joint Escrow Instructions of the Company and Purchaser attached as Exhibit D-3 hereto, until the Company exercises its Repurchase Option, until such Unvested Shares are vested, or until such time as this Agreement no longer is in effect. Upon vesting of the Unvested Shares, the Escrow Agent shall promptly deliver to the Purchaser the certificate or certificates representing such Shares in the Escrow Agent’s possession belonging to the Purchaser, and the Escrow Agent shall be discharged of all further obligations hereunder; provided, however, that the Escrow Agent shall nevertheless retain such certificate or certificates as Escrow Agent if so required pursuant to other restrictions imposed pursuant to this Agreement.

(c)Neither the Company nor the Escrow Agent shall be liable for any act it may do or omit to do with respect to holding the Shares in escrow and while acting in good faith and in the exercise of its judgment.

(d)Transfer or sale of the Shares is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transferee shall hold such Shares subject to all the provisions hereof and the Exercise Notice executed by the Purchaser with respect to any Unvested Shares purchased by Purchaser and shall acknowledge the same by signing a copy of this Agreement.

3.Ownership, Voting Rights, Duties. This Agreement shall not affect in any way the ownership, voting rights or other rights or duties of Purchaser, except as specifically provided herein.

4.Legends. The share certificate evidencing the Shares issued hereunder shall be endorsed with the following legend (in addition to any legend required under applicable federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

5.Adjustment for Stock Split. All references to the number of Shares and the purchase price of the Shares in this Agreement shall be appropriately adjusted to reflect any stock split, stock dividend or other change in the Shares, which may be made by the Company pursuant to Section 6 of the Plan after the date of this Agreement.

6.Notices. Notices required hereunder shall be given in person or by registered mail to the address of Purchaser shown on the records of the Company, and to the Company at their respective principal executive offices.

7.Survival of Terms. This Agreement shall apply to and bind Purchaser and the Company and their respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.

8.Section 83(b) Election. Purchaser hereby acknowledges that he has been informed that, with respect to the exercise of an Option for Unvested Shares, an election (the “Election”) may be filed by the Purchaser with the Internal Revenue Service, within thirty (30) days of the purchase of the exercised Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on any difference between the purchase price of the exercised Shares and their Fair Market Value on the date of purchase. A form of Election under Section 83(b) is attached hereto as Exhibit D-4 for reference.

PURCHASER ACKNOWLEDGES THAT IT IS PURCHASER’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO FILE TIMELY THE ELECTION UNDER SECTION 83(b) OF THE CODE, EVEN IF PURCHASER REQUESTS THE COMPANY OR ITS REPRESENTATIVE TO MAKE THIS FILING ON PURCHASER’S BEHALF.

9.Representations. Purchaser has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. Purchaser is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that he or she (and not the Company) shall be responsible for his or her own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

10.Entire Agreement; Governing Law. The Plan and Option Agreement are incorporated herein by reference. The Plan, the Option Agreement, the Exercise Notice, and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser. This Agreement is governed by the internal substantive laws but not the choice of law rules of California.

Purchaser represents that he has read this Agreement and is familiar with its terms and provisions. Purchaser hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is deemed made as of the date first set forth above.

PURCHASER	KODIAK SCIENCES INC.
Signature	By
Print Name	Print Name
Title
Residence Address

Dated: _________________________, ____

EXHIBIT D-2

ASSIGNMENT SEPARATE FROM CERTIFICATE

FOR VALUE RECEIVED I, Victor Perlroth, hereby sell, assign and transfer unto Kodiak Sciences Inc. (the “Company”) _____________ shares of the common stock of the Company standing in my name of the books of the Company and represented by Certificate No. ___ herewith and do hereby irrevocably constitute and appoint the Company’s Secretary to transfer the said stock on the books of the Company with full power of substitution in the premises.

This Stock Assignment may be used only in accordance with the Restricted Stock Purchase Agreement between the Company and the undersigned dated ______________, _____ (the “Agreement”).

Dated: ___________________Signature:

Name: Victor Perlroth

INSTRUCTIONS: Please do not fill in any blanks other than the signature line. The purpose of this assignment is to enable the Company to exercise its “repurchase option,” as set forth in the Agreement, without requiring additional signatures on the part of the Purchaser.

EXHIBIT D-3

JOINT ESCROW INSTRUCTIONS

_________________, ____

Corporate Secretary

Kodiak Sciences Inc.

____________________

____________________

Dear _________________:

As Escrow Agent for both Kodiak Sciences. (the “Company”), and the undersigned purchaser of stock of the Company (the “Purchaser”), you are hereby authorized and directed to hold the documents delivered to you pursuant to the terms of that certain Restricted Stock Purchase Agreement (the “Agreement”) between the Company and the undersigned, in accordance with the following instructions:

1.In the event the Company and/or any assignee of the Company (referred to collectively for convenience herein as the “Company”) exercises the Company’s repurchase option set forth in the Agreement, the Company shall give to Purchaser and you a written notice specifying the number of shares of stock to be purchased, the purchase price, and the time for a closing hereunder at the principal office of the Company. Purchaser and the Company hereby irrevocably authorize and direct you to close the transaction contemplated by such notice in accordance with the terms of said notice.

2.At the closing, you are directed (a) to date the stock assignments necessary for the transfer in question, (b) to fill in the number of shares being transferred, and (c) to deliver the stock assignments, together with the certificate evidencing the shares of stock to be transferred, to the Company or its assignee, against the simultaneous delivery to you of the purchase price (by cash, a check, or some combination thereof) for the number of shares of stock being purchased pursuant to the exercise of the Company’s repurchase option.

3.Purchaser irrevocably authorizes the Company to deposit with you any certificates evidencing shares of stock to be held by you hereunder and any additions and substitutions to said shares as defined in the Agreement. Purchaser does hereby irrevocably constitute and appoint you as Purchaser’s attorney-in-fact and agent for the term of this escrow to execute with respect to such securities all documents necessary or appropriate to make such securities negotiable and to complete any transaction herein contemplated, including but not limited to the filing with any applicable state blue sky authority of any required applications for consent to, or notice of transfer of, the securities. Subject to the provisions of this paragraph 3, Purchaser shall exercise all rights and privileges of a stockholder of the Company while the stock is held by you.

4.Upon written request of the Purchaser, but no more than once per calendar year, unless the Company’s repurchase option has been exercised, you shall deliver to Purchaser a certificate or certificates representing so many shares of stock as are not then subject to the Company’s repurchase option. Within two hundred (200) days after cessation of Purchaser’s continuous employment by or services to the Company, or any parent or subsidiary of the Company, you shall deliver to Purchaser a certificate or certificates representing the aggregate number of shares held or issued pursuant to the Agreement and not purchased by the Company or its assignees pursuant to exercise of the Company’s repurchase option.

5.If at the time of termination of this escrow you should have in your possession any documents, securities, or other property belonging to Purchaser, you shall deliver all of the same to Purchaser and shall be discharged of all further obligations hereunder.

6.Your duties hereunder may be altered, amended, modified or revoked only by a writing signed by all of the parties hereto.

7.You shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by you to be genuine and to have been signed or presented by the proper party or parties. You shall not be personally liable for any act you may do or omit to do hereunder as Escrow Agent or as attorney-in-fact for Purchaser while acting in good faith, and any act done or omitted by you pursuant to the advice of your own attorneys shall be conclusive evidence of such good faith.

8.You are hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and are hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case you obey or comply with any such order, judgment or decree, you shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

9.You shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

10.You shall not be liable for the outlawing of any rights under the Statute of Limitations with respect to these Joint Escrow Instructions or any documents deposited with you.

11.You shall be entitled to employ such legal counsel and other experts as you may deem necessary properly to advise you in connection with your obligations hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor.

12.Your responsibilities as Escrow Agent hereunder shall terminate if you shall cease to be an officer or agent of the Company or if you shall resign by written notice to each party. In the event of any such termination, the Company shall appoint a successor Escrow Agent.

13.If you reasonably require other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

14.It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the securities held by you hereunder, you are authorized and directed to retain in your possession without liability to anyone all or any part of said securities until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but you shall be under no duty whatsoever to institute or defend any such proceedings.

15.Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses or at such other addresses as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto.

16.By signing these Joint Escrow Instructions, you become a party hereto only for the purpose of said Joint Escrow Instructions; you do not become a party to the Agreement.

17.This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

18.These Joint Escrow Instructions shall be governed by the internal substantive laws, but not the choice of law rules, of California.

[Signature page follows]

PARTICIPANT	KODIAK SCIENCES INC.
Signature	By
Print Name	Print Name
Title
Residence Address

ESCROW AGENT

Corporate Secretary

Dated:

EXHIBIT D-4

ELECTION UNDER SECTION 83(b)

OF THE INTERNAL REVENUE CODE OF 1986

The undersigned taxpayer hereby elects, pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, to include in taxpayer’s gross income or alternative minimum taxable income, as the case may be, for the current taxable year the amount of any compensation taxable to taxpayer in connection with taxpayer’s receipt of the property described below.

1.The name, address and taxpayer identification (social security) number of the undersigned, and the taxable year in which this election is being made, are:

TAXPAYER’S NAME:

TAXPAYER’S SOCIAL SECURITY NUMBER:

ADDRESS:

TAXABLE YEAR:

The name, address and taxpayer identification (social security) number of the undersigned’s spouse are (complete if applicable):

SPOUSE’S NAME:

SPOUSE’S SOCIAL SECURITY NUMBER:

ADDRESS:

2.The property with respect to which the election is made is described as follows: __________ shares (the “Shares”) of the Common Stock of Kodiak Sciences Inc. (the “Company”).

3.The date on which the property was transferred is:___________________ ,______.

4.The property is subject to the following restrictions:

The Shares may not be transferred and are subject to forfeiture under the terms of an agreement between the taxpayer and the Company. These restrictions lapse upon the satisfaction of certain conditions contained in such agreement.

5.The Fair Market Value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms shall never lapse, of such property is: $_________________.

6.The amount (if any) paid for such property is: $_________________.

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described property. The transferee of such property is the person performing the services in connection with the transfer of said property.

[Signature page follows]

The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated: ___________________

Taxpayer

Exhibit B

Election Form

Kodiak Sciences Inc.

Election Form for Special Equity Award

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Kodiak Sciences Inc. (the “Company”) is providing you the opportunity to receive a one-time special equity award in the form of a stock option under the Kodiak Sciences Inc. 2018 Equity Incentive Plan (the “Plan”), pursuant to the terms and conditions set forth in this Election Form for Special Equity Award (“Election Form”) and as described in the attached Q&A (the “Special Award”).

Specifically, the Committee is giving you the opportunity in this Election Form to (1) elect whether you wish to receive the Special Award (such election, the “Opt-In Election”), which would be granted to you in lieu of a portion of each annual long term incentive award that may be granted by the Company to you during fiscal year 2021 and continuing through and including fiscal year 2027 (the “Election Period”), in each case subject to your continued status as a Service Provider (as defined in the Plan) on the applicable grant date (collectively, the “Annual Long Term Incentive Awards”), and, to the extent you make the Opt-In Election, (2) indicate your preference regarding the portion of the Annual Long Term Incentive Awards that you wish to forego (the “Percentage Election”).

We will be sending a DocuSign to complete this Election Form. Please complete the DocuSign before 5:00 p.m., Pacific Time on __________. To the extent that your completed Election Form is not received by such time, you will be deemed to have declined the Special Award.

Opt-In Election. I hereby make the following election with respect to the Special Award:

☐	Accept. I wish to accept the Special Award and forego a percentage of my Annual Long Term Incentive Award for each of the next seven years. I have indicated my Percentage Election below.

☐Decline. I wish to decline the Special Award.

Percentage Election. I hereby elect to forego the following percentage of each Annual Long Term Incentive Award in exchange for the Special Award:

☐	0% of the Annual Long Term Incentive Awards in the form of the Special Award; or
☐	25% of the Annual Long Term Incentive Awards in the form a Special Award of _____non-qualified stock options; or
☐	50% of the Annual Long Term Incentive Awards in the form of a Special Award of _____non-qualified stock options; or
☐	75% of the Annual Long Term Incentive Awards in the form of a Special Award of ____non-qualified stock options.

By signing below, you acknowledge that you understand that, after 5:00 p.m., Pacific Time on __________, you may not withdraw or change your elections.

Signature	Date

Name (please print)

(Exhibit A). – Special Award Q&A

Exhibit A

Kodiak Sciences Inc.

Special Award Q&A

The following information in this Special Award Q&A (“Q&A”) is intended as a summary. It may not answer all of the questions you may have about the Special Award and is not intended to go into every detail regarding the Special Award. Please note that if there are any inconsistencies between the information in this Q&A and the terms of the Special Award (as set forth in the documentation evidencing the Special Award that will, in the event you make the Opt-In Election, be provided to you upon grant), the terms of the Special Award will control. Capitalized terms not explicitly defined in this Q&A or the Election Form will have the same meanings ascribed to them in the Plan.

Why am I receiving the Election Form?

To motivate and reward the next phase of transformational performance and growth, the Committee is considering approving a new long-term incentive compensation program (the “KSO Program”), pursuant to which each participant will be granted a Special Award that will vest subject to both time-based and performance-based vesting conditions (as described further below). You are receiving the Election Form because you are grade-level six or above and the Committee believes you are in a position to lead and influence the Company’s next phase of performance and growth, and therefore wants you to be a participant in the KSO Program. By electing to receive the Special Award, you will confirm your wish to participate in the KSO Program.

Is there an overview document to review details of KSO Program?

Eligible participants should read the “KSO Program 7-year Performance Award Participant Overview” . Please note that the KSO Program is subject to modification or cancellation based on shareholder voting from special proxy filing.

What is the potential value of the Special Award?

The Special Award is designed to provide approximately three times the value at the end of the seven year performance measurement period, based on assumptions used prior to grant date, as compared to the foregone portion of the Annual Long Term Incentive Awards.

How will the Special Award vest?

Subject to certain exceptions, the Special Award will be earned based upon the achievement of stock price performance objectives ranging from $200 to $800 over the next seven years. These performance objectives will need to be achieved, and sustained, over ninety (90) consecutive trading days at any time during the Election Period. Once earned, the Special Award will also be subject to time-based vesting conditions. Specifically, upon the achievement of any performance objective under the KSO Program, the underlying tranche of options will vest in equal monthly installments between the date of achievement of such performance objective and the end of the Election Period, subject to your continued status as a Service Provider through each such vesting date. Subject to certain exceptions, any stock price performance objectives that are not achieved by the end of the Election Period will result in the cancellation of any relevant tranches of the Special Award.

Are there any other ways for the Special Award to be earned and to vest?

A threshold level of the Special Award will be earned upon the attainment of certain operational performance objectives. Up to 25% of the Special Award will be earned upon the attainment of regulatory milestones tied to KSI-301. An additional 10% of the Special Award will be earned in the first fiscal year in which KSI-301 and/or KSI-501 has sales of $2.5 billion. To prevent double counting, the KSOs that are earned based on (Exhibit A). Please note that attainment of the stock price performance objectives (that is, the same KSOs cannot be earned twice).

Are there any other conditions applicable to the Special Award?

The Special Award will be subject to stockholder approval at a special meeting of the Company’s stockholders to be held as soon as practicable following the Committee’s approval of the KSO Program and the Special Award. If such shareholder approval is not obtained, then the Special Award will be forfeited and you will receive 100% of the value of your Annual Long Term Incentive Award for fiscal year 2021.

Who can I contact to answer any questions regarding the Special Award?

You are encouraged to direct questions to KSOQuestions@InfiniteEquity.com or contact John Borgeson at the Company to the extent you have any questions regarding the Special Award.

P.O. BOX 8016, CARY, NC 27512-9903 INTERNET Go To: www.proxypush.com/KOD • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-230-6348 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided Go Green! To receive documents via e-mail, simply go to: www.proxydocs.com/KOD Kodiak Sciences Inc. Special Meeting of Stockholders For Stockholders as of record on September 01, 2021 TIME: Wednesday, October 13, 2021 10:00 AM, Pacific Time PLACE: Special Meeting to be held live via the Internet. Please visit www.proxydocs.com/KOD for more details. This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints Victor Perlroth and John Borgeson (the "Named Proxies"), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Kodiak Sciences Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Kodiak Sciences Inc. Special Meeting of Stockholders Please make your marks like this: X Use dark black pencil or pen only THE BOARD OF DIRECTORS RECOMMENDS A VOTE: FOR ON PROPOSAL 1 PROPOSAL YOUR VOTE BOARD OF DIRECTORS RECOMMENDS FOR AGAINST ABSTAIN 1. To approve the Company's 2021 Long-Term Performance Incentive Plan. #P1# #P1# #P1# FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/KOD Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Proposal_Page - VIFL Date Signature (if held jointly) Date